Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT
Dated as of February 19, 2016
among
CME MEDIA ENTERPRISES B.V. as Borrower, CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., as CME Guarantor, and TIME WARNER INC., as Guarantor,
The Lenders Party Hereto,
and
BNP PARIBAS as Administrative Agent,
€468,800,000 SENIOR UNSECURED TERM CREDIT FACILITY
BNP PARIBAS SECURITIES CORP.,
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
MIZUHO BANK, LTD.,
SG AMERICAS SECURITIES, LLC,
and
SUMITOMO MITSUI BANKING CORPORATION,
as Joint-Lead Arrangers and Joint Bookrunners

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SECTION 9.13.	Acknowledgments	51
SECTION 9.14.	Judgment Currency	52
SECTION 9.15.	USA Patriot Act	52
SECTION 9.16.	Guarantor Payment	52
SECTION 9.17.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	52

SCHEDULES:
SCHEDULE 2.01	Commitments
SCHEDULE 2.03(A)	Borrowing Notice/Prepayment Notice
SCHEDULE 6.08	Unrestricted Subsidiaries
SCHEDULE 8	List of Proper Persons

EXHIBITS:
EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Time Warner Guarantee
EXHIBIT C	Form of CME Guarantee

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CREDIT AGREEMENT, dated as of February 19, 2016, (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among CME MEDIA ENTERPRISES B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands and with its corporate seat in Amsterdam, the Netherlands (“CME BV” or “Borrower”), CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., an exempted limited company incorporated under the laws of Bermuda (“CME” or “CME Guarantor”), as guarantor, TIME WARNER INC., a Delaware corporation (“Time Warner” or “Guarantor”), as guarantor, the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), and BNP PARIBAS, as administrative agent.
W I T N E S S E T H:
WHEREAS, Borrower has requested the Lenders to make loans to it on the Closing Date in an aggregate principal amount of € 468,800,000 under a term credit facility as more particularly described herein; and
WHEREAS, the Lenders are willing to make such loans on the terms and conditions contained herein;
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2017 PIK Notes” means those certain Senior Secured Notes due 2017 issued by CME under the Indenture, dated as of May 2, 2014, among CME, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, paying agent, transfer agent and registrar.
“Adjusted Financial Statements” means, for any period, (a) the balance sheet of Time Warner and the Restricted Subsidiaries (treating Unrestricted Subsidiaries as equity investments of Time Warner to the extent that such Unrestricted Subsidiaries would not otherwise be treated as equity investments of Time Warner in accordance with GAAP) as of the end of such period and (b) the related statements of operations and stockholders equity for such period and, if such period is not a fiscal year, for the then elapsed portion of the fiscal year (treating Unrestricted Subsidiaries as equity investments of Time Warner to the extent that such Unrestricted Subsidiaries would not otherwise be treated as equity investments of Time Warner in accordance with GAAP).
“Administrative Agent” means BNP Paribas, together with its affiliates, as administrative agent for the Lenders hereunder, together with any of its successors pursuant to Article VIII.
“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that two or more Persons shall not be deemed Affiliates because an individual is a director and/or officer of each such Person.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and all other laws, rules, and regulations of any jurisdiction applicable to Time Warner and its Subsidiaries or CME and its Subsidiaries, as applicable, concerning or relating to bribery, money laundering or corruption.

“Applicable Rate” means, for any day with respect to the interest spread on any Loan, the applicable rate per annum set forth below expressed in Basis Points under the caption “Applicable Rate for the Facility”, in each case based upon the senior unsecured long-term debt credit rating (or an equivalent thereof) (in each case, a “Rating”) assigned by Moody’s and S&P, respectively, applicable on such date to Time Warner:

Ratings S&P / Moody’s	Applicable Rate for the Facility (Bps)
Category A A / A2 or Higher	107.0
Category B A- / A3	117.5
Category C BBB+ / Baa1	127.5
Category D BBB / Baa2	150.0
Category E BBB- / Baa3	170.0
Category F Lower than BBB- / Baa3	190.0

For purposes of determining the Applicable Rate (a) if either Moody’s or S&P shall not have in effect a relevant Rating (other than by reason of the circumstances referred to in clause (c) of this definition), then the Rating assigned by the other rating agency shall be used; (b) if the relevant Ratings assigned by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two Ratings unless one of the two Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two Ratings; (c) if either rating agency shall cease to assign a relevant Rating solely because Time Warner elects not to participate or otherwise cooperate in the ratings process of such rating agency, the Applicable Rate shall not be less than that in effect immediately before such rating agency’s Rating for Time Warner became unavailable; and (d) if the relevant Ratings assigned by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Time Warner and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency, and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Arrangers” means BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd., SG Americas Securities, LLC and Sumitomo Mitsui Banking Corporation.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Base Rate” means the Euro Overnight Rate.
“Basis Point” or “Bps” means 1/100th of 1%.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” means CME BV or a successor or assign permitted pursuant to Section 9.04.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, London, Prague, Frankfurt or Amsterdam are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan or a Base Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Euros in the European interbank market and (b) the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payment in Euro.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” means, with respect to any Person, any and all shares, partnership interests or other equivalents (however designated and whether voting or non-voting) of such Person’s equity, whether outstanding on the date hereof or hereafter issued, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all rights, warrants or options to purchase or acquire or exchangeable for or convertible into such shares, partnership interests or other equivalents.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) that (i) have maturities of not more than six months from the date of acquisition thereof or (ii) are subject to a repurchase agreement with an institution described in clause (b)(i) or (ii) below exercisable within six months from the date of acquisition thereof, (b) U.S. Dollar-denominated and Eurocurrency time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof, from Moody’s is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof (any such bank, an “Approved Lender”), in each case with maturities of not more than six months from the date of acquisition thereof, (c) commercial paper and variable and fixed rate notes issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender and commercial paper, auction rate notes and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s or at least F-2 or the equivalent thereof by Fitch, and in each case maturing within six months after the date of acquisition thereof, (d) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (f) tax-exempt commercial paper of U.S. municipal, state or local governments rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s or at least F-2 or the equivalent thereof by Fitch and maturing within six months after the date of acquisition thereof, (g) shares of money market mutual or similar funds sponsored by any registered broker dealer or mutual fund distributor, (h) repurchase obligations entered into with any bank meeting the qualifications of clause (b) above or any registered broker dealer whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof or from Fitch is at least F-2 or the equivalent thereof, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government or residential whole loan mortgages, and (i) demand deposit accounts maintained in the ordinary course of business.
“Change in Control” means either (a) a Person or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acquiring or having beneficial ownership (it being understood that a tender of shares or other equity interests shall not be deemed acquired or giving beneficial ownership until such shares or other equity interests shall have been accepted for payment) of securities (or options to purchase securities) having a majority or more of the ordinary voting power of Time Warner (including options to acquire such voting power) or (b) persons who are directors of Time Warner as of the date hereof or persons designated or approved by such directors ceasing to constitute a majority of the board of directors of Time Warner.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the date on which the conditions set out in Section 4.02 are satisfied or waived.

“CME” has the meaning assigned to such term in the preamble to this Agreement.
“CME BV” has the meaning assigned to such term in the preamble to this Agreement.
“CME Guarantee” means a guarantee made by CME substantially in the form of Exhibit C.
“CME Guarantor” has the meaning assigned to such term in the preamble to this Agreement.
“CME Material Adverse Effect” means a material adverse effect on (a) the ability of Borrower or CME Guarantor to perform any of its material obligations to the Lenders under any Credit Document to which it is or will be a party or (b) the rights of or benefits available to the Lenders under any Credit Document.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure hereunder. The amount of each Lender’s Commitment as of the Signing Date is set forth on Schedule 2.01.
“Companies” means each of the Credit Parties and the Restricted Subsidiaries, collectively, and “Company” means any of them.
“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of Borrower, CME Guarantor and Time Warner (which consent shall not be unreasonably withheld); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.16 or 9.03 than the designating Lender would have been entitled to receive in respect of the Loans made by such Conduit Lender or (b) be deemed to have any Commitment. The making of a Loan by a Conduit Lender hereunder shall utilize the applicable Commitment of a designating Lender to the same extent, and as if, such Loan were made by such designating Lender.
“Consolidated EBITDA” means, for any period, Consolidated Net Income of Time Warner and the Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income of Time Warner and the Restricted Subsidiaries for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs (excluding amortization of film inventory that does not constitute amortization of purchase price amortization), (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) minority interest expense in respect of preferred stock of Subsidiaries of Time Warner, and (g) non-cash expenses in respect of equity compensation and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income and (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), all as determined on a consolidated basis.
“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Time Warner and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Time Warner or is merged into or consolidated with Time Warner or any of its Subsidiaries or that such other Person’s assets are acquired by Time Warner or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Time Warner or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Time Warner or its Restricted Subsidiaries in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Time Warner to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement or instrument (other than any Credit Document), judgment, decree, order, statute, rule, governmental regulation or other requirement of law applicable to such Subsidiary; provided that the income of any Subsidiary of Time Warner shall not be excluded by reason of this clause (c) so long as such Subsidiary guarantees the Obligations.
“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of Time Warner and its Subsidiaries under total assets at such date; provided that such amounts shall be calculated in accordance with Section 1.04.
“Consolidated Total Debt” means, at any date, the aggregate principal amount of Indebtedness of Time Warner and the Restricted Subsidiaries minus (a) the aggregate principal amount of any such Indebtedness that is payable either by its terms or at the election of the obligor in equity securities of Time Warner or the proceeds of options in respect of such equity securities, (b) the aggregate principal amount of Film Financings and (c) the aggregate amount of cash and Cash Equivalents held by Time Warner or any of the Restricted Subsidiaries in excess of $200,000,000, all determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright Liens” means any Liens granted by Time Warner or any of its Subsidiaries on copyrights relating to movies or other programming, which movies or other programming are subject to one or more contracts entitling Time Warner or such Subsidiary to future payments in respect of such movies or other programming and which contractual rights to future payments are to be transferred by Time Warner or such Subsidiary to a special purpose Subsidiary of Time Warner or such Subsidiary organized for the purpose of monetizing such rights to future payments; provided that such Liens (a) are granted directly or indirectly for the benefit of the special purpose Subsidiary and/or the Persons who purchase such contractual rights to future payments from such special purpose Subsidiary and (b) extend only to the copyrights for the movies or other programming subject to such contracts for the purpose of permitting the completion, distribution and exhibition of such movies or other programming.
“Credit Documents” means this Agreement, the Time Warner Guarantee, the CME Guarantee, each Note and, from and after the Purchase Date, the Reimbursement Agreement.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.
“Credit Parties” means Borrower, CME Guarantor, Guarantor and the Subsidiary Guarantors; and “Credit Party” means any of them.
“Currency” means Euro.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) shall have become the subject of a bankruptcy or insolvency proceeding, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding , (b) shall have had a receiver, conservator, trustee or custodian appointed for it, or shall have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such appointment, or shall have a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; or (c) shall have become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any equity interest in such Lender or a parent company thereof.
“Dollars” or “$” refers to lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any financial institution whose home office is domiciled in a country that is a member of the Organization for Economic Cooperation and Development and having capital and surplus in excess of $500,000,000; provided, however, that no Lender that is or at any time was a Defaulting Lender, nor any Lender Affiliate of such Defaulting Lender, shall be an Eligible Assignee, unless consented to in writing by Borrower, CME Guarantor, Time Warner and the Administrative Agent; provided further, that (i) until the interpretation of the term “public” (as referred to in Article 4.1(1) of the Capital Requirements Regulation (EU 575/2013)) has been published by the competent authority, and the value of the rights assigned or transferred is at least €100,000 (or its equivalent in another currency) or (ii) as soon as the interpretation of the term “public” has been published by the competent authority, an Eligible Assignee is not considered to be part of the public on the basis of such interpretation.
“EMU Legislation” means the legislative measures of the European Council (including without limitation the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Law” means all applicable and binding laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) a violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means, with respect to Time Warner, any trade or business (whether or not incorporated) that, together with Time Warner, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or in Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Time Warner or any of its ERISA Affiliates of any unfunded liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Time Warner or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Time Warner or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Time Warner or any ERISA Affiliate of any notice concerning the imposition on such entity of Withdrawal Liability or a determination that a Multiemployer Plan with respect to which such entity is obligated to contribute or is otherwise liable is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence, with respect to a Plan or a Multiemployer Plan, of a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Time Warner.
“Euribor Base Rate” means (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average rate of the Banking Federation of the European Union for the Euro (currently being page Euribor01) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euro, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date or (ii) in the event the rate referenced in the preceding clause (i) do not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average rate of the Banking Federation of the European Union for the Euro for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Euro, in each case, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, at such time for any reason, then the “Euribor Base Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next Basis Point) equal to the arithmetic average of the rates at which deposits in Euro approximately equal in principal amount to €5,000,000 and for a maturity comparable to such Interest Period are offered with respect to any Eurocurrency Borrowing to the principal London offices of the Reference Banks (or, if any Reference Bank does not at the time maintain a London office, the principal London office of any Affiliate of such Reference Bank) in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such Interest Rate Determination Date; provided, however, that, if only two Reference Banks notify the Administrative Agent of the rates offered to such Reference Banks (or any Affiliates of such Reference Banks) as aforesaid, the Euribor Base Rate with respect to such Eurocurrency Borrowing shall be equal to the arithmetic average of the rates so offered to such Reference Banks (or any such Affiliates) provided, however, that no Reference Bank shall have a contractual obligation to provide such a quote; provided further that, if at any time the Euribor Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Euribor Rate” means with respect to each day during each Interest Period pertaining to a Loan, a rate per annum equal to (x) the Euribor Base Rate as of such date divided by (y) (1.00 minus Eurocurrency Reserve Requirements as of such date).

“Euro” and “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.
“Eurocurrency” when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Euribor Rate.
“Eurocurrency Reserve Requirements” means for any day as applied to a Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.
“Euro Overnight Rate” means, for any day, the sum of (a) the average of the rates per annum quoted at approximately 11:00 a.m., London time, to leading banks in the European interbank market by the Reference Banks for the offering of overnight deposits in Euro plus (b) the Applicable Rate. The Administrative Agent shall determine the Euro Overnight Rate by obtaining quotes from the Reference Banks, and if any such Reference Bank fails to timely provide such quote for any day, then the Euro Overnight Rate for such day shall be determined by the average based on the quotes from the Reference Banks that provided quotes on that day; provided, however, that no Reference Bank shall have a contractual obligation to provide such a quote.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means, with respect to any payment made by any Credit Party under this Agreement, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any such payment, (a) income or franchise Taxes imposed on (or measured by) its net income by the jurisdiction (including any political subdivision, state or locality thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by Time Warner under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement or designates a new lending office or is attributable to such Lender’s failure or inability to comply with Section 2.16(g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office or assignment, to receive additional amounts from such Credit Party with respect to such withholding Tax pursuant to Section 2.16(a), (d) in the case of a Lender that is a U.S. Person, any withholding Tax that is attributable to the Lender’s failure to comply with Section 2.16(h) and (e) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Revolving Loan Credit Agreement” means that certain Amended and Restated Revolving Loan Facility Credit Agreement, dated as of May 2, 2014, as amended and restated as of November 14, 2014 and as further amended and restated as of February 19, 2016, among CME, Time Warner and the other lenders party thereto from time to time and Time Warner, as administrative agent.
“Existing Term Loan Agreement” means that certain Amended and Restated Term Loan Facility Agreement, dated as of February 28, 2014, as amended and restated as of November 14, 2014, among CME, the lenders party thereto from time to time and Time Warner, as administrative agent.
“Existing 2014 Third Party Credit Agreement” means that certain Credit Agreement, dated as of November 14, 2014, as amended, among CME, Time Warner, as guarantor, the lenders party thereto from time to time and BNP Paribas, as administrative agent.

“Existing 2015 Third Party Credit Agreement” means that certain Credit Agreement, dated as of September 30, 2015, as amended, among CME, Time Warner, as guarantor, the lenders party thereto from time to time and BNP Paribas, as administrative agent.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version not materially more onerous to comply with), current and future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements in respect thereof.
“Film Financing” means, without duplication, monetary obligations arising out of transactions in which so-called tax-based financing groups or other third-party investors provide financing for the acquisition, production or distribution of motion pictures, television programs, sound recordings or books or rights with respect thereto in exchange, in part, for certain tax or other benefits which are derived from such motion pictures, television programs, sound recordings, books or rights; provided that no such monetary obligations shall have, directly or indirectly, recourse (including by way of setoff) to Guarantor or any Restricted Subsidiary or any of its assets other than to the profits or distribution rights related to such motion pictures, television programs, sound recordings, books or rights and other than to a Subsidiary of Warner Communications LLC or Turner Broadcasting System, Inc. substantially all of the assets of which consist of the motion pictures, television programs, sound recordings, books or rights which are the subject of such transaction and related cash and Cash Equivalents.
“Financial Officer” means, with respect to any Person, the chief financial officer, the deputy chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fitch” means Fitch, Inc.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the applicable Credit Party is located.
“Franchise” means, with respect to any Person, a franchise, license, authorization or right to construct, own, operate, manage, promote, extend or otherwise utilize any cable television distribution system operated or to be operated by such Person or any of its Subsidiaries granted by any Governmental Authority, but shall not include any such franchise, license, authorization or right that is incidentally required for the purpose of installing, constructing or extending a cable television system.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, independent regulatory authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee Obligations” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee Obligations shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means Time Warner.

“Guarantor Notice Period” has the meaning assigned to such term in the first paragraph of Article V.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (but not including operating leases), (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and payment obligations of such Person pursuant to agreements entered into in the ordinary course of business, which payment obligations are contingent on another Person’s satisfactory provision of services or products), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Copyright Liens or Liens on interests or Investments in Unrestricted Subsidiaries) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Indebtedness), (g) all Guarantee Obligations of such Person with respect to Indebtedness of others (except to the extent that such Guarantee Obligation guarantees Indebtedness of a Restricted Subsidiary), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (but only to the extent of all drafts drawn and outstanding thereunder) and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. Notwithstanding the foregoing, Indebtedness shall not include (i) any obligation of such Person to guarantee performance of, or enter into indemnification agreements with respect to, obligations, entered into in the ordinary course of business, under any and all Franchises, leases, performance bonds, franchise bonds and obligations to reimburse drawings under letters of credit issued in lieu of performance or franchise bonds, (ii) completion bonds or guarantees or indemnities of a similar nature issued in the ordinary course of business in connection with the production of motion pictures and video and television programming or (iii) obligations to make Tax Distributions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indebtedness For Borrowed Money” means, for the purpose of Section 9.02(c), without duplication, with respect to any Person (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by a Credit Party under this Agreement and (b) Other Taxes.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period pertaining to such a Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Investment” by any Person means any direct or indirect (a) loan, advance or other extension of credit or contribution to any other Person (by means of transfer of cash or other property to others, payments for property or services for the account or use of others, mergers or otherwise), (b) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities (including any option, warrant or other right to acquire any of the foregoing) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (c) purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit and (d) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Investments shall exclude extension of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business and in accordance with customary industry practice.
“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.22, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in (including sales of accounts), on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating leases) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” means a loan made by a Lender to Borrower pursuant to this Agreement.
“Local Time” means, for payments and disbursements (a) in respect of Dollars, New York City time or (b) in respect of Euros, London time.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations, properties or liabilities of Time Warner and the Restricted Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its material obligations to the Lenders under any Credit Document to which it is or will be a party or (c) the rights of or benefits available to the Lenders under any Credit Document.
“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of Time Warner and the Restricted Subsidiaries in an aggregate principal amount exceeding $200,000,000.
“Material Subsidiary” means, at any date, each Subsidiary of Time Warner which, either alone or together with the Subsidiaries of such Subsidiary, meets any of the following conditions:
(a)    as of the last day of Time Warner’s most recently ended fiscal quarter for which financial statements have been filed with the SEC the investments of Time Warner and its Subsidiaries in, or their proportionate share (based on their equity interests) of the book value of the total assets (after intercompany eliminations) of, the Subsidiary in question exceeds 10% of the book value of the total assets of Time Warner and its consolidated Subsidiaries;
(b)    for the period of four consecutive fiscal quarters ended on the last day of Time Warner’s most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of Time Warner and its Subsidiaries in the revenues from continuing operations of the Subsidiary in question exceeds 10% of the revenues from continuing operations of Time Warner and its consolidated Subsidiaries; or
(c)    for the period of four consecutive fiscal quarters ended on the last day of Time Warner’s most recently ended fiscal quarter for which financial statements have been filed with the SEC, the equity of Time Warner and its Subsidiaries in the Consolidated EBITDA of the Subsidiary in question exceeds 10% of the Consolidated EBITDA of Time Warner.
“Maturity Date” means February 19, 2021.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“National Currency Unit” means the unit of currency (other than the Euro) of a Participating Member State.
“Note” means any promissory note evidencing Loans issued pursuant to Section 2.09(e).
“Obligations” has the meaning assigned to such term in the Time Warner Guarantee.
“Officer’s Certificate” means a certificate executed by the Chief Financial Officer, the Treasurer or the Controller of Time Warner or such other officer of Time Warner reasonably acceptable to the Administrative Agent and designated as such in writing to the Administrative Agent by Time Warner.
“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Participant” has the meaning assigned to such term in Section 9.04(e).
“Participant Register” has the meaning set forth in Section 9.04(e).

“Participating Member State” means a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored or maintained by Time Warner or any ERISA Affiliate.
“Platform” has the meaning set forth in Section 5.01.
“Purchase Date” has the meaning assigned to such term in Section 2.18(c).
“Rating” has the meaning assigned to such term in the definition of “Applicable Rate”.
“Reference Banks” means BNP Paribas, Citibank, N.A. and Deutsche Bank AG New York Branch.
“Register” has the meaning set forth in Section 9.04(c).
“Reimbursement Agreement” means that certain Amended and Restated Reimbursement Agreement, dated as of November 14, 2014, as amended and restated as of February 19, 2016, among CME, CME BV and Time Warner.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, (x) at any time there are three or fewer Lenders hereunder and subject to Section 2.22(b), Lenders having Credit Exposures (or, if no Loans are then outstanding, Commitments) representing at least 66 2/3% of the sum total of the Credit Exposures or Commitments, as the case may be, at such time and (y) any time there are four or more Lenders hereunder and no one Lender has more than 50% of the Credit Exposure (or, if no Loans are then outstanding, Commitments) and subject to Section 2.22(b), Lenders having Credit Exposures or Commitments, as the case may be, representing more than 50% of the sum total of the Credit Exposures or Commitments, as the case may be, at such time.
“Responsible Officer” means any of the Chief Executive Officer, Chief Legal Officer, Chief Financial Officer, Treasurer, Managing Director or Controller (or any equivalent of the foregoing officers) of the applicable Credit Party.
“Restricted Payment” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of such Person or any option, warrant or other right to acquire any such shares of capital stock or other equity interests of such Person.
“Restricted Subsidiaries” means, as of any date, all Subsidiaries of Time Warner that have not been designated as Unrestricted Subsidiaries by Time Warner pursuant to Section 6.08 or have been so designated as Unrestricted Subsidiaries by Time Warner but prior to such date have been (or have been deemed to be) redesignated by Time Warner as Restricted Subsidiaries pursuant to Section 6.08. On the date hereof, none of CME or its Subsidiaries is a Restricted Subsidiary of Time Warner.

“S&P” means Standard & Poor’s Rating Services.
“Sanctions Laws” means any applicable laws and regulations concerning economic sanctions imposed, administered or enforced by (a) the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury or by the U.S. Department of State, including but not limited to those pursuant to the International Emergency Economic Powers Act, Trading with the Enemy Act, United Nations Participation Act, Foreign Narcotics Kingpin Designation Act, Comprehensive Iran Sanctions, Accountability, and Divestment Act, Iran Threat Reduction and Syria Human Rights Act and related executive orders and regulations, (b) Her Majesty’s Treasury of the United Kingdom, (c) the European Union, (d) solely in the case of the CME Guarantor, Bermuda and (e) the United Nations Security Council.
“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under Sanctions Laws, including any Person (a) currently named on OFAC’s List of Specially Designated Nationals and Blocked Persons or any similar list issued by a relevant United Nations, United Kingdom, or European Union sanctions authority (“SDNs”), (b) any Person located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws, (c) any entity that is 50 percent or more owned by such SDNs, and (d) any person currently named on the State Department’s Sanctioned Entities List.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Signing Date” means February 19, 2016.
“Subsequent Participant” means any member state that adopts the Euro as its lawful currency after the date hereof.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. On the date hereof, none of CME or its Subsidiaries is a Subsidiary of Time Warner.
“Subsidiary Guarantors” means Historic TW Inc., Turner Broadcasting System, Inc., Home Box Office, Inc. and any other Person that becomes and remains a party to the Time Warner Guarantee after the Signing Date that is a Subsidiary of Time Warner, in each case until such entity is released from the Time Warner Guarantee pursuant to Section 9.02(c), and “Subsidiary Guarantor” means any one of them.
“Tax Distribution” means, with respect to any period, distributions made to any Person by a Subsidiary of such Person on or with respect to income and other Taxes, which distributions are not in excess of the Tax liabilities that, (i) in the case of a Subsidiary that is a corporation, would have been payable by such Subsidiary on a standalone basis, and (ii) in the case of a Subsidiary that is a partnership, would have been distributed by such Subsidiary to its owners with respect to Taxes, and in each case which are calculated in accordance with, and made no earlier than 10 days prior to the date required by, the terms of the applicable organizational document which requires such distribution.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Time Warner” has the meaning assigned to such term in the preamble to this Agreement.

“Time Warner Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 19, 2011 and amended and restated as of December 18, 2013, and further amended by the first amendment, dated as of December 18, 2014, and by the second amendment, dated as of December 18, 2015, among Time Warner, Time Warner International Finance Limited, the lenders party thereto from time to time, and Citibank, N.A., as administrative agent, as it may be further amended, amended and restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, any such amendment, amendment and restatement, supplement or other modification shall only apply to the Time Warner Credit Agreement, and this Agreement may only be amended pursuant to Section 9.02(b).
“Time Warner Guarantee” means a guarantee by Guarantor and the Subsidiary Guarantors, substantially in the form of Exhibit B.
“Transactions” means (a) the execution and delivery of this Agreement, the CME Guarantee and Time Warner Guarantee and the performance by (i) Borrower of this Agreement, (ii) CME Guarantor of the CME Guarantee and (iii) Guarantor and the Subsidiary Guarantors of the Time Warner Guarantee, and (b) the borrowing of Loans.
“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Euribor Rate or the Euro Overnight Rate.
“United States” means the United States of America.
“Unrestricted Subsidiaries” means, as of any time, all Subsidiaries of Time Warner that have been designated as Unrestricted Subsidiaries by Time Warner pursuant to Section 6.08, and “Unrestricted Subsidiary” means any one of them.
“U.S. Person” means a Person who is a citizen or resident of the United States and any corporation or other entity created or organized in or under the laws of the United States.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words, “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall, except where the context dictates otherwise, be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Time Warner notifies the Administrative Agent that Time Warner requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent (under and as defined in the Time Warner Credit Agreement) notifies Time Warner that the Required Lenders (under and as defined in the Time Warner Credit Agreement) have requested an amendment to any provision thereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything in the foregoing or the definition of “GAAP” to the contrary, financial statements and other financial information of CME Guarantor or any of its Subsidiaries may reflect generally accepted accounting principles of a jurisdiction other than the United States if the context requires. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, computations shall be made without giving effect to any election under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 825, “Financial Instruments”, or FASB ASC Topic 470-20, “Debt with Conversion and Other Options”, (or any successor thereto) to value any Indebtedness of Time Warner or its Subsidiaries at “fair value”, as defined therein.
SECTION 1.05.    Borrower Representations and Covenants. Notwithstanding any term to the contrary in any Credit Document, (a) each representation and warranty made or deemed to be made by Borrower or CME Guarantor and (b) each covenant, undertaking and other provision under a Credit Document which is binding on Borrower or CME Guarantor shall only be made or shall only apply (as the case may be) in respect of Borrower or CME Guarantor and (to the extent that the relevant representation, warranty, covenant, undertaking or other provision expressly refers to Subsidiaries) Borrower’s or CME Guarantor’s Subsidiaries, as applicable, and no term in any Credit Document shall operate, be construed or shall take effect in a manner that would result in either (i) Borrower or CME Guarantor making any representation or statement in respect of (x) any Person other than itself or (to the extent that the relevant representation or warranty expressly refers to Subsidiaries) its applicable Subsidiaries or (y) the Time Warner Guarantee or (ii) Borrower or CME Guarantor undertaking or being bound by any obligation to procure or to use its efforts to procure or ensure that a Person other than itself or (to the extent that the relevant covenant, undertaking or other provision expressly refers to Subsidiaries) its applicable Subsidiaries, acts or refrains from acting in any manner or to comply with any term of the Credit Documents. In the event of any inconsistency between this Section 1.05 and any other provision of any Credit Document, this Section 1.05 shall prevail.

ARTICLE II
THE CREDITS
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make a Loan to Borrower in Euros in a single advance on the Closing Date by making immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent so long as, after giving effect thereto, (i) such Lender’s Credit Exposure will not exceed such Lender’s Commitment, and (ii) the sum of the total Credit Exposures will not exceed the sum total of the Commitments. Loans repaid or prepaid may not be reborrowed.
SECTION 2.02.    Loans and Borrowings. (a) The Borrowing of Loans on the Closing Date shall consist of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it on the Closing Date shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Intentionally Omitted.
(c)    Subject to Section 2.13, the Borrowing shall be comprised entirely of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall (i), subject to following clause (ii), not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) not create any additional liability of Borrower in respect of Section 2.14 or 2.16.
SECTION 2.03.    Request for Borrowing. To request the Borrowing on the Closing Date, Borrower shall notify the Administrative Agent of such request in accordance with SCHEDULE 2.03(A). Such written Borrowing Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by Borrower. Such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)    the aggregate amount of the requested Borrowing;
(b)    the date of such Borrowing, which shall be a Business Day;
(c)    Intentionally Omitted.
(d)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(e)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Intentionally Omitted.
SECTION 2.05.    Intentionally Omitted.

SECTION 2.06.    Funding of Borrowing. (a) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 10:00 a.m. London time (or such other time as agreed to by the parties hereto) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account designated by Borrower in the applicable Borrowing Request.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount.
SECTION 2.07.    Interest Periods. At the end of each Interest Period applicable to a Eurocurrency Borrowing, such Borrowing shall be automatically continued as a Eurocurrency Borrowing having a three-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be continued as set forth above and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08.    Termination of Commitments. The Commitments shall terminate on the earlier of (a) 3:00 p.m. (London time) on April 14, 2016 and (b) immediately after the Loans are made to Borrower pursuant to Section 2.01 on the Closing Date.
SECTION 2.09.    Repayment of Loans; Evidence of Debt. (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date; provided that, if the redemption of the 2017 PIK Notes shall not have been consummated on or before the third Business Day following the Closing Date, the unpaid principal amount of the Loans shall be immediately due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount and Currency of each Loan made hereunder, the Type thereof, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a Note. In such event, Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to Borrower. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.    Prepayment of Loans.
(a)    On or after February 19, 2020, Borrower shall have a right from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as provided in Section 2.15 and Section 2.16), subject to prior notice in accordance with paragraph (c) of this Section.
(b)    Prior to February 19, 2020, Borrower shall not prepay any Borrowing except as permitted or required under the Reimbursement Agreement (i) out of the net proceeds of specified asset sales, issuances of equity securities, insurance events or specified insurance payments, (ii) following a Change of Control (as defined in the Reimbursement Agreement) of CME or (iii) at any time CME’s Consolidated Net Leverage (as defined in the Reimbursement Agreement) is lower than the level specified in the Reimbursement Agreement (5.0x as of the Signing Date) for two consecutive fiscal quarters, in which case any such prepayment shall be without premium or penalty (except as provided in Section 2.15 and Section 2.16), and subject to prior notice in accordance with paragraph (c) of this Section.
(c)    Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or email) of any prepayment hereunder in accordance with SCHEDULE 2.03(A). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of other events, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the participating Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of €1,000,000 and not less than €10,000,000. Each prepayment of a Borrowing hereunder shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
SECTION 2.11.    Fees. (a) Borrower agrees to pay to the Administrative Agent or its Affiliate, for its own account, fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent or such Affiliate.
(b)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error in the calculation and/or payment thereof.
SECTION 2.12.    Interest. (a) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Euribor Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Base Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the Base Rate.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued and unpaid interest in respect of all Loans shall be payable upon the Maturity Date.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that the Base Rate and Euribor Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error (it being understood and agreed that the Administrative Agent shall not be required to disclose to any Lender any information regarding any Reference Bank or any rate provided by such Reference Bank in accordance with the definition of “Euribor Rate” or “Euro Overnight Rate”, including, without limitation, whether a Reference Bank has provided a rate or the rate provided by any individual Reference Bank).
SECTION 2.13.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining for such Interest Period the Euribor Rate; or
(b)    the Administrative Agent is advised by the Lenders holding a majority of the Credit Exposures that for such Interest Period the Euribor Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile or email as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, any such Borrowing shall, unless otherwise repaid by Borrower, be converted to (as of the last day of the then current Interest Period) a Base Rate Borrowing (to the extent, in the Administrative Agent’s reasonable determination, it is practicable to do so).
SECTION 2.14.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Euribor Rate); or
(ii)    impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;
(in each case other than Indemnified Taxes, Excluded Taxes and Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(b)If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered in respect of the Loans made by such Lender hereunder.
(c)A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions unless a Lender gives notice to Borrower that it is obligated to pay an amount under this Section within six months after the later of (i) the date such Lender incurs such increased costs, reduction in amounts received or receivable or reduction in return on capital or (ii) the date such Lender has actual knowledge of its incurrence of such increased cost, reduction in amounts received or receivable or reduction in return on capital; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (it being understood that this sentence shall not in any way limit the discretion of any Lender to waive the right to demand such compensation in any given case).
SECTION 2.15.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(c) and is revoked in accordance herewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.18(b) or Guarantor pursuant to Section 2.18(c), then, in any such event, Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any applicable Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit in Euro equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the duration of the Interest Period that would have resulted from such borrowing) if the interest rate payable on such deposit were equal to the Euribor Rate, for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in Euro from other banks in the Eurocurrency market at the commencement of such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.    Taxes. (a) Each payment made by Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If Borrower or the Administrative Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then Borrower or the Administrative Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent or Lender (as the case may be), receives the amount it would have received had no such withholding been made. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Borrower or the Administrative Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Administrative Agent or Lender (as the case may be) with respect to which the relevant withholding was made.
(b)Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable by Borrower under this Section unless such amounts have been included in any amount paid pursuant to Section 2.16(a)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify the Administrative Agent and Borrower, within 10 days after written demand therefor, for the full amount of any Taxes or, in the case of Borrower, Excluded Taxes, attributable to such Lender that are payable or paid by the Administrative Agent or Borrower, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes (or, in the case of Borrower, Excluded Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that no Lender shall be liable to the Administrative Agent for the portion of any interest, expenses or penalties that are found by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to such Lender by the Administrative Agent or Borrower, shall be conclusive absent manifest error.
(e)If a Lender or the Administrative Agent receives a refund or credit in respect of any Indemnified Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall within 30 days from the date of such receipt pay over such refund or credit to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Indemnified Taxes giving rise to such refund, as determined by such Lender in its reasonable discretion, or credit, as determined by such Lender in its sole discretion), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that Borrower, upon the request of such Lender or the Administrative Agent agrees to repay the amount paid over to Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit to such Governmental Authority.
(f)As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the applicable Credit Party is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Credit Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Credit Party, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(h)Any Lender that is a U.S. Person shall deliver to Time Warner (with a copy to the Administrative Agent) a statement signed by an authorized signatory of the Lender that it is a U.S. Person and, if necessary to avoid United States backup withholding, a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that such Lender is organized under the laws of the United States and is not subject to United States backup withholding.
(i)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)Nothing in this Section shall be construed to require any Lender to disclose any confidential information regarding its tax returns or affairs.
SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a)  Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall, unless the Administrative Agent is able to distribute such amounts to the applicable Lenders on such date, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent in New York at the offices for the Administrative Agent set forth in Section 9.01, and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient in like funds promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder, whether such payments are made in respect of principal or interest shall be made in Euros; provided that any other payments (not in respect of principal or interest) may be paid in Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due from Borrower hereunder, such funds shall be applied (i) first, to pay interest and fees then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon owing by Borrower than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders owing from Borrower to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, any application of funds attributable to the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due from Borrower to the Administrative Agent for the account of any Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders, the amount due. In such event, if Borrower has not in fact made such payment, then each of such Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the interest rate reasonably determined by the Administrative Agent as the rate applicable for overnight settlements between banks for the amount paid by the Administrative Agent on behalf of Borrower.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.17(d) or 9.03(c) or shall otherwise become a Defaulting Lender, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender from or on behalf of any Credit Party or otherwise in respect of the Obligations to satisfy such Lender’s obligations to the Administrative Agent under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.18.    Mitigation Obligations; Replacement of Lenders; Purchase Option. (a) If any Lender requests compensation under Section 2.14, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)(i) If any Lender (x) requests compensation under Section 2.14, or (y) has failed to consent to a proposed amendment, waiver or other modification that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, or (ii) if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then Borrower, CME Guarantor and Time Warner, acting together, may, at Borrower’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that, solely in the case of clause (y) above, has consented to such proposed amendment, waiver or other modification, that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower, CME Guarantor and Time Warner shall have received the prior written consent of the Administrative Agent, which consent shall, in each case, not unreasonably be withheld, (ii) such Lender shall have received payment in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will be made to a Lender reasonably expected to result in a reduction in the compensation or payments to be paid by Borrower pursuant to such section, and (iv) in the case of any such assignment and delegation resulting from the failure to provide a consent to a proposed amendment, waiver or other modification, the Eligible Assignee shall have given such consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling Borrower, CME Guarantor and Time Warner to require such assignment and delegation cease to apply.
(c)If at any time an Event of Default has occurred hereunder or under the Reimbursement Agreement, Time Warner may, without the consent of Borrower or CME Guarantor, at Time Warner’s sole expense and effort, upon notice to the Borrower and CME Guarantor and all, but not less than all, Lenders and the Administrative Agent, require such Lenders, within three Business Days following such notice, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, other than any requirement of Borrower consent), all their interests, rights and obligations under this Agreement to Time Warner or any of its Affiliates; provided that each such Lender shall have received payment in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from Time Warner or such Affiliate (the date such assignment is complete, the “Purchase Date”). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to the terms of the form of the Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The foregoing shall not limit the obligation of each Lender to execute and deliver an Assignment and Acceptance in connection with an automatic assignment pursuant to this paragraph (c), however any failure to so execute and deliver an Assignment and Acceptance (whether prior to such assignment or promptly following such assignment) shall not affect the validity of such assignment.
SECTION 2.19.    Intentionally Omitted.

SECTION 2.20.    Adoption of the Euro. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro in any Participating Member State and any relevant market conventions or practices relating to the Euro. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of a Subsequent Participant shall be redenominated into the Euro in accordance with EMU Legislation immediately upon such Subsequent Participant becoming a Participating Member State (but otherwise in accordance with EMU Legislation). If, in relation to the currency of any Subsequent Participant, the basis of accrual of interest or fees expressed in this Agreement with respect to such currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such Subsequent Participant becomes a Participating Member State; provided that if any Loan in the currency of such Subsequent Participant which is subject to an Interest Period is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.
SECTION 2.21.    Intentionally Omitted.
SECTION 2.22.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Borrower, CME Guarantor and Time Warner, acting together, may, at Borrower’s sole expense and effort, upon notice to such Defaulting Lender and the Administrative Agent, require such Defaulting Lender to assign, novate and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement with respect to its Loans to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment or novation); provided that (i) so long as such Defaulting Lender is not the same Lender (or an Affiliate thereof) serving as the Administrative Agent at such time, Borrower, CME Guarantor and Time Warner shall have received the prior written consent of the Administrative Agent, which consent, in each case, shall not be unreasonably withheld or delayed, (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) any such assignment shall not be deemed to be a waiver of any rights that Borrower, the Administrative Agent or any other Lender shall have against the Defaulting Lender; and
(b)    the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby (if such Defaulting Lender is a Lender affected thereby).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of Borrower, CME Guarantor and Guarantor, as applicable, represents and warrants (as to itself and, in the case of Guarantor, the Restricted Subsidiaries (including the Subsidiary Guarantors)) to the Lenders (except that only Guarantor shall make the representations and warranties with respect to Sections 3.04, 3.06. 3.07, 3.09, 3.10, and 3.12(a)) that:

SECTION 3.01.    Organization; Powers. Each Credit Party and each of the Restricted Subsidiaries is duly organized or incorporated (as applicable), validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a CME Material Adverse Effect or Material Adverse Effect, as applicable, is qualified to do business in, and is, where applicable, in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.    Authorization; Enforceability. The Transactions are within the Credit Parties’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action of such Credit Parties. Each Credit Document (other than each Note) has been, and each Note when delivered hereunder will have been, duly executed and delivered by the Credit Parties party thereto. Each Credit Document (other than each Note) constitutes, and each Note when delivered hereunder will be, a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, memorandum of association, by-laws, bye-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Credit Party or any of the Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Credit Party or any of the Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of such Credit Party or any of the Restricted Subsidiaries; except, in each case (other than clause (b)(ii) with respect to any Credit Party), such as could not, individually or in the aggregate, reasonably be expected to result in a CME Material Adverse Effect or Material Adverse Effect, as applicable.
SECTION 3.04.    Financial Condition; No Material Adverse Change. (a)  The audited consolidated balance sheet and statements of operations, stockholders equity and cash flows (including the notes thereto) of Time Warner and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2014, reported on by Ernst & Young LLP, independent public accountants, copies of which have heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Credit Party since December 31, 2014 and prior to the Signing Date, present fairly, in all material respects, the financial position and results of operations and cash flows of Time Warner and its consolidated Subsidiaries, as of such date and for such period, in accordance with GAAP.
(b)    The unaudited consolidated balance sheet and statements of operations, stockholders equity and cash flows of Time Warner and its consolidated Subsidiaries as of and for the nine-month period ended September 30, 2015, a copy of which has heretofore been furnished to each Lender, when combined with all public filings with the SEC by any Credit Party since December 31, 2014 and prior to the Closing Date, present fairly, in all material respects, the financial position and results of operations and cash flows of Time Warner and its consolidated Subsidiaries, as of such date and for such period, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.
(c)    Since September 30, 2015, there has been no material adverse change in the business, assets, operations or financial condition of Time Warner and its consolidated Subsidiaries, taken as a whole.
SECTION 3.05.    Properties. (a) Such Credit Party and each of the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for defects in title or interests that could not reasonably be expected to result in a CME Material Adverse Effect or Material Adverse Effect, as applicable.

(b)    Such Credit Party and each of the Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party or any of the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a CME Material Adverse Effect or Material Adverse Effect, as applicable.
SECTION 3.06.    Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Guarantor, threatened against or affecting Guarantor or any of the Restricted Subsidiaries (i) which could reasonably be expected to be adversely determined and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)    Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (x) neither such Guarantor nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability and (y) Guarantor has no knowledge of any basis for any Environmental Liability on the part of any of the Restricted Subsidiaries.
SECTION 3.07.    Compliance with Laws and Agreements. Guarantor and each of the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Event of Default has occurred and is continuing.
SECTION 3.08.    Government Regulation. No Credit Party, nor any of the Restricted Subsidiaries, is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, or (b) is subject to any other statute or regulation which regulates the incurrence of indebtedness for borrowed money, other than, in the case of this clause (b), Federal and state securities laws as could not, individually or in the aggregate, reasonably be expected to result in a CME Material Adverse Effect or Material Adverse Effect, as applicable.
SECTION 3.09.    Taxes. Guarantor and each of its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it or as part of the consolidated group of which it is a member, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Guarantor or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.    Disclosure. As of the Signing Date, all information heretofore or contemporaneously furnished by or on behalf of each Credit Party or any of the Restricted Subsidiaries (including all information contained in the Credit Documents and the annexes, schedules and other attachments to the Credit Documents, but not including any projected financial statements), when taken together with the reports and other filings with the SEC made under the Exchange Act by such Credit Party since September 30, 2015, is, and all other such information hereafter furnished, including all information contained in any of the Credit Documents, including any annexes or schedules thereto, by or on behalf of such Credit Party or any of the Restricted Subsidiaries to or on behalf of any Lender is and will be (as of their respective dates and the Signing Date), true and accurate in all material respects and not incomplete by omitting to state a material fact necessary to make such information not misleading at such time. There is no fact of which each Credit Party is aware that has not been disclosed to the Lenders in writing pursuant to the terms of this Agreement prior to the date hereof and which, singly or in the aggregate with all such other facts of which such Credit Party is aware, could reasonably be expected to result in a CME Material Adverse Effect or Material Adverse Effect, as applicable. All statements of fact and representation concerning the present business, operations and assets of each Credit Party or any of its respective Subsidiaries, the Credit Documents and the transactions referred to therein are true and correct in all material respects.
SECTION 3.12.    Anti-Corruption Laws and Sanctions Laws. (a) Time Warner has implemented and will maintain in effect and enforce policies and procedures designed to ensure compliance by Time Warner, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions Laws, and is in compliance with applicable Anti-Corruption Laws and Sanctions Laws in all material respects. None of Time Warner or its Subsidiaries or any director, officer or, to the knowledge of Time Warner or its Subsidiaries, employee or agent of Time Warner or its Subsidiaries acting in connection with or benefitting from the credit facility established hereby, is a Sanctioned Person or violates applicable Sanctions Laws. No Borrowing will be made (A) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of applicable Anti-Corruption Laws or (B) where the proceeds thereof shall be, directly or, to the knowledge of Time Warner or its Subsidiaries, indirectly, used, lent, contributed or otherwise made available to any Person for the purpose of financing, funding or facilitating any activities or business of any Sanctioned Person or in any country or territory that is, or whose government is, at the time of such funding, the subject of Sanctions Laws or that would result in the imposition of sanctions against any Person or in the violation of any Sanctions Laws by any Person (including any Person participating in the Loans). To the knowledge of Time Warner or its Subsidiaries, no Transactions will be undertaken in violation of applicable Anti-Corruption Laws or Sanctions Laws.
(b)    CME Guarantor has implemented and will maintain in effect and enforce policies and procedures designed to ensure compliance by CME Guarantor, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and Sanctions Laws, and is in compliance with applicable Anti-Corruption Laws and Sanctions Laws in all material respects. None of CME Guarantor or its Subsidiaries or any director, officer or, to the knowledge of CME Guarantor or its Subsidiaries, employee or agent of CME Guarantor or its Subsidiaries acting in connection with or benefitting from the credit facility established hereby, is a Sanctioned Person or violates applicable Sanctions Laws. No Borrowing will be made (A) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of applicable Anti-Corruption Laws or (B) where the proceeds thereof shall be, directly or, to the knowledge of CME Guarantor or its Subsidiaries, indirectly, used, lent, contributed or otherwise made available to any Person for the purpose of financing, funding or facilitating any activities or business of any Sanctioned Person or in any country or territory that is, or whose government is, at the time of such funding, the subject of Sanctions Laws or that would result in the imposition of sanctions against any Person or in the violation of any Sanctions Laws by any Person (including any Person participating in the Loans). To the knowledge of CME Guarantor or its Subsidiaries, no Transactions will be undertaken in violation of applicable Anti-Corruption Laws or Sanctions Laws.

ARTICLE IV
CONDITIONS PRECEDENT
SECTION 4.01.    Signing Date Conditions. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)Credit Documents. The Administrative Agent (or its counsel) shall have received (i) this Agreement executed and delivered by each party hereto, (ii) the CME Guarantee, executed and delivered by CME Guarantor and (iii) the Time Warner Guarantee, executed and delivered by Guarantor and the Subsidiary Guarantors.
(b)Opinion of Counsel. The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Signing Date) of (i) DLA Piper UK LLP, counsel for Borrower and CME Guarantor, (ii) Conyers Dill & Pearman, Bermuda counsel for CME Guarantor, (iii) Loyens and Loeff N.V., Dutch counsel for Borrower, (iv) Willkie Farr & Gallagher LLP, counsel for Guarantor and the Subsidiary Guarantors and (v) in-house counsel to Guarantor and the Subsidiary Guarantors, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Credit Parties hereby request each such counsel to deliver such opinions.
(c)Closing Certificates. The Administrative Agent shall have received a certificate from each of Borrower, CME Guarantor and Guarantor, in form and substance reasonably satisfactory to the Administrative Agent, dated the Signing Date and signed by the president, a vice president, a financial officer or an equivalent officer or managing director of such Credit Party, certifying (i) as to the matters described in clause (f) below and (ii) that no Default or Event of Default has occurred and is continuing as of such date.
(d)Authorizations, etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and, where applicable, good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e)No Default or Event of Default. The Administrative Agent shall have received a certificate signed by a Responsible Officer of CME Guarantor certifying that no Default or Event of Default shall have occurred and be continuing hereunder and, unless waived by Time Warner, under the Existing Term Loan Agreement, the Existing Revolving Credit Agreement or the 2017 PIK Notes, and, unless waived by the administrative agent thereunder, under the Existing 2014 Third Party Credit Agreement or the Existing 2015 Third Party Credit Agreement.
(f)Representation and Warranties. The Administrative Agent shall have received a certificate signed by a Responsible Officer of each of Borrower, CME Guarantor and Guarantor certifying that each of the representations and warranties made by such Credit Party set forth in Article III hereof or in any other Credit Document are true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty are true and correct in all respects) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (unless such representation or warranty is already qualified by materiality, in which case, such representation or warranty are true and correct in all respects) as of such earlier date.

(g)No Material Adverse Effect. The Administrative Agent shall have received a certificate signed by a Responsible Officer of CME Guarantor certifying that, since September 30, 2015, there has not occurred a material adverse effect on the financial condition, business, results of operations, properties assets or liabilities of CME Guarantor and its Subsidiaries taken as a whole.
(h)Amendments. The Administrative Agent shall have received a copy of (i) the Second Amendment, dated as of February 19, 2016, to the Existing 2014 Third Party Credit Agreement and (ii) the First Amendment, dated as of February 19, 2016, to the Existing 2015 Third Party Credit Agreement, each duly executed by the parties thereto.
SECTION 4.02.    Closing Date Conditions. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Signing Date Conditions. The conditions set forth in Section 4.01, shall have been satisfied or waived in accordance with this Agreement on or prior to the Closing Date.
(b)    Borrowing Request. The Administrative Agent shall have received a written, timely and duly executed and completed Borrowing Request in accordance with the terms of Section 2.03.
(c)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing hereunder and, unless waived by Time Warner, under the Reimbursement Agreement.
(d)    Amendments. The amendments referred to in Section 4.01(h) shall have become effective substantially concurrently with the Borrowing.
Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Article IV unless the Administrative Agent shall have received notice from such Lender prior to the proposed Signing Date or Closing Date, as applicable, specifying its objection thereto. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., London time, on April 14, 2016.
ARTICLE V
AFFIRMATIVE COVENANTS
Until all the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations shall have been paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans, together with interest and fees, have been paid in full), each of Borrower, CME Guarantor and Guarantor, as applicable, (for itself and, in the case of Guarantor, the Restricted Subsidiaries (including the Subsidiary Guarantors)) covenants and agrees with the Lenders that; provided that any non-compliance of covenants contained in Sections 5.01(g), 5.01(h), 5.01(i), 5.02, 5.03 to 5.07 and 5.09 solely as the result of the actions or inactions of CME Guarantor and its Subsidiaries shall not constitute a breach under such Sections unless such non-compliance has occurred for ten Business Days after notice thereof has been given to Guarantor (any such period, a “Guarantor Notice Period”):

SECTION 5.01.    Financial Statements and Other Information. Guarantor will furnish (or, in the case of paragraphs (g), (h) and (i), CME Guarantor will furnish) to the Administrative Agent at its New York office (who will distribute copies to each Lender):

(a)within 105 days after the end of each fiscal year of Time Warner (commencing with the fiscal year ending December 31, 2015), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year and its unaudited Adjusted Financial Statements for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, (i) in the case of the audited financial statements, reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Time Warner and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) in the case of the Adjusted Financial Statements, certified by one of Time Warner’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Time Warner and the consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that (x) so long as no Event of Default has occurred and is continuing, Time Warner shall not be required to furnish Adjusted Financial Statements for any fiscal year if all Unrestricted Subsidiaries (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Time Warner’s financial statements) on a combined basis would not have constituted a Material Subsidiary for such fiscal year and (y) in no case shall Borrower be required to deliver any financial statements of Guarantor to any Lender;
(b)within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Time Warner, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and its unaudited Adjusted Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of Time Warner’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Time Warner and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes; provided that so long as no Event of Default has occurred and is continuing, Time Warner shall not be required to furnish Adjusted Financial Statements for any fiscal quarter if all Unrestricted Subsidiaries (other than any such Unrestricted Subsidiaries that are already treated as equity investments on Time Warner’s financial statements) on a combined basis would not have constituted a Material Subsidiary for such fiscal quarter;
(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Time Warner (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02(a) and 6.03(a) and (j) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, which has not been previously disclosed by Time Warner pursuant to this paragraph (c), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Time Warner with the SEC or with any national securities exchange, or distributed by Time Warner to its security holders generally, as the case may be (other than registration statements on Form S-8, filings under Section 16(a) or 13(d) of the Exchange Act and routine filings related to employee benefit plans);
(e)any notice delivered to the administrative agent under Section 5.02 of the Time Warner Credit Agreement;
(f)Intentionally omitted.

(g)within 105 days after the end of each fiscal year of CME Guarantor (commencing with the fiscal year ending December 31, 2015), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and, in the case of the audited financial statements, reported on by Deloitte LLP (for the fiscal year ending December 31, 2015) and Ernst & Young LLP or other independent public accountants of recognized national standing (for each fiscal year thereafter) (in any case, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of CME Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(h)within 60 days after the end of each of the first three fiscal quarters of each fiscal year of CME Guarantor, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of CME Guarantor’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of CME Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;
(i)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of CME Guarantor or any of its Subsidiaries, including information necessary to carry out “know your customer” requirements, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (it being understood that CME Guarantor and such Subsidiaries shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure); and
(j)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Time Warner or any of its Subsidiaries, including information necessary to carry out “know your customer” requirements, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (it being understood that Time Warner and such Subsidiaries shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure);
Information required to be delivered pursuant to paragraphs (a), (b), (d), (g) and (h) shall be deemed to have been delivered on the date on which CME Guarantor or Time Warner, as applicable, provides notice to the Administrative Agent, or as the case may be the Administrative Agent gives notice to the Lenders, that such information has been posted on CME Guarantor’s or Time Warner’s website, as applicable, on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that (x) CME Guarantor shall deliver paper copies of the reports and financial statements referred to in paragraph (g), (h), and (i) of this Section 5.01 to the Administrative Agent or any Lender who requests CME Guarantor to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Time Warner shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b), (d) and (j) of this Section 5.01 to the Administrative Agent or any Lender who requests Time Warner to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

Notwithstanding anything to the contrary above in this Section 5.01, so long as a Lender is also a lender under the Time Warner Credit Agreement, in the event Time Warner delivers to such Lender, or to the administrative agent under the Time Warner Credit Agreement, any information which is the same as that required to be delivered pursuant to this Section 5.01 in order to satisfy its obligations under the Time Warner Credit Agreement, Time Warner will be deemed to have satisfied its obligations to the Administrative Agent hereunder. Additionally, if a Lender is not also a lender under the Time Warner Credit Agreement, in the event Time Warner delivers to such Lender a copy of any information required to be delivered pursuant to Sections 5.01 or 5.02 of the Time Warner Credit Agreement, Time Warner will be deemed to have satisfied its obligations to the Administrative Agent hereunder. Notwithstanding the foregoing, if, after the Signing Date, any amendment, waiver, consent, amendment and restatement, supplement or other modification of Section 5.01 or 5.02 of the Time Warner Credit Agreement shall modify the information required to be delivered thereunder such that it is no longer the same as that required to be delivered pursuant to Section 5.01(a)-(e) and (j) above, this paragraph shall not apply.
SECTION 5.02.    Notices of Material Events. CME Guarantor will furnish, to the Administrative Agent (who will distribute copies to the Lenders) prompt written notice of the following, upon any such event becoming known to any Responsible Officer of CME Guarantor:
(a)    the occurrence of any Default (without giving effect to any applicable Guarantor Notice Period);
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting CME Guarantor or Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c)    any other development that results in, or could reasonably be expected to result in, a CME Material Adverse Effect.
Each of the foregoing notices delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of CME Guarantor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. In addition, CME Guarantor shall promptly furnish to the Administrative Agent copies of any notices of default (or similar events) delivered under the Reimbursement Agreement.
SECTION 5.03.    Existence; Conduct of Business. Borrower and CME Guarantor will do all things necessary to preserve, renew and keep in full force and effect their respective legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of their respective business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.
SECTION 5.04.    Payment of Obligations. Borrower and CME Guarantor will pay their respective obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a CME Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower or CME Guarantor, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a CME Material Adverse Effect.
SECTION 5.05.    Maintenance of Properties; Insurance. CME Guarantor will (a) keep and maintain all property material to the conduct of its business (taken as a whole) in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (it being understood that, to the extent consistent with prudent business practice, a program of self-insurance for first or other loss layers may be utilized), except in the case of (a) or (b) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a CME Material Adverse Effect.

SECTION 5.06.    Books and Records; Inspection Rights. CME Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. CME Guarantor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers and, so long as a representative of CME Guarantor is present, or CME Guarantor has consented to the absence of such a representative, independent accountants (in each case subject to CME Guarantor’s or its Subsidiaries’ obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested.
SECTION 5.07.    Compliance with Laws. CME Guarantor will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a CME Material Adverse Effect.
SECTION 5.08.    Use of Proceeds. The proceeds of the Loans will be used to purchase Dollars pursuant to one or more eurodollar foreign exchange contracts entered into on or prior to the Signing Date, which amount will be solely applied to fund the (i) redemption of the 2017 PIK Notes (including principal (including paid in kind interest) and accrued and unpaid interest, if any) and (ii) repayment of the outstanding principal amount (including paid in kind interest) of any loans and accrued and unpaid interest, if any, under the Existing Term Loan Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
SECTION 5.09.    Fiscal Periods; Accounting. CME Guarantor will keep the same financial reporting periods as are in effect on the date hereof.
ARTICLE VI
NEGATIVE COVENANTS
Until all the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other Obligations have been paid in full (but with respect to such other Obligations only to the extent that actual amounts hereunder are owing at the time the Loans, together with interest and fees, have been paid in full) Guarantor (and, with respect to Section 6.04(b), Borrower and CME Guarantor) covenants and agrees (for itself and in the case of Guarantor, the Restricted Subsidiaries) with the Lenders that:
SECTION 6.01.    Consolidated Leverage Ratio. The Consolidated Leverage Ratio as of the last day of any period of four consecutive fiscal quarters of Time Warner (including the fiscal quarter ending December 31, 2015) will not exceed 4.50 to 1.00.
SECTION 6.02.    Indebtedness. Time Warner will not permit any of the Restricted Subsidiaries (other than a Credit Party) to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    with respect to all such Restricted Subsidiaries, Indebtedness of up to an aggregate principal amount of $2,500,000,000 at any time outstanding;
(b)    Indebtedness of any such Restricted Subsidiary to Guarantor or any Subsidiary;
(c)    Guarantee Obligations of any such Restricted Subsidiary with respect to Indebtedness of Guarantor or any wholly owned Restricted Subsidiary;

(d)    Indebtedness of any such Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any property, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such property or secured by a Lien on any such property prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) with respect to any such property shall not exceed 110% of the purchase price for, or the cost of construction or improvement of, such property;
(e)    Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (y) such Indebtedness does not, directly or indirectly, have recourse (including by way of setoff) to Time Warner or any of the Restricted Subsidiaries or any asset thereof other than to the Person so acquired and its Subsidiaries and the assets of the Person so acquired and its Subsidiaries; and
(f)    Film Financings.
SECTION 6.03.    Liens. Time Warner will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)    any Lien on any property or asset of Time Warner or any Subsidiary existing on the date hereof; provided that such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewal and replacements thereof that do not increase the outstanding principal amount thereof and such Liens do not secure an aggregate principal amount of Indebtedness in excess of $200,000,000 or apply to property or assets of Time Warner and the Restricted Subsidiaries in excess of $200,000,000;
(b)    any Lien existing on any property or asset prior to the acquisition thereof by Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Guarantor or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)    Liens on property acquired, constructed or improved by Guarantor or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (d) of Section 6.02, (ii) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such property and (iii) such security interests shall not apply to any other property or assets of Guarantor or any of its Subsidiaries;
(d)    Liens to secure Film Financings; provided that such Liens shall extend only to the property or assets acquired with such Film Financing;
(e)    any Copyright Liens securing obligations specified in the definition thereof;
(f)    Liens securing Indebtedness of Guarantor or any Restricted Subsidiary and owing to Guarantor or to a Restricted Subsidiary of Guarantor;
(g)    Liens on interests in or investments in any Unrestricted Subsidiary or in any other Person that is not a Subsidiary of Time Warner securing Indebtedness of such Unrestricted Subsidiary or such other Person;

(h)    Liens for taxes, assessments or governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings;
(i)    Liens incidental to the ordinary conduct of Guarantor’s business or the ownership of its assets which were not incurred in connection with the borrowing of money, such as carrier’s, warehousemen’s, materialmen’s, landlord’s and mechanic’s liens, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the ordinary course of its business; and
(j)    other Liens in respect of property or assets of Time Warner or any Restricted Subsidiary so long as at the time of the securing of any obligations related thereto, the aggregate principal amount of all such secured obligations does not exceed 5% of the Consolidated Total Assets of Time Warner at such time (it being understood that any Lien permitted under any other clause in this Section 6.03 shall not be included in the computation described in this paragraph).
SECTION 6.04.    Mergers, Etc. (a) Guarantor will not, and will not permit any of the Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial portion of Guarantor’s consolidated assets, or all or a substantial portion of the stock of all of the Restricted Subsidiaries, taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless (i) at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing and (ii) after giving effect to any such transaction, the business, taken as a whole, of Guarantor and the Restricted Subsidiaries shall not have been altered in a fundamental and substantial manner from that conducted by them, taken as a whole, immediately prior to the Signing Date; provided that (x) Guarantor shall not merge into or consolidate with such other Person, unless Guarantor shall survive such consolidation or merger, (y) Guarantor shall not liquidate or dissolve and (z) a Subsidiary Guarantor shall not liquidate or dissolve except into Guarantor or another Subsidiary Guarantor.
(b)    CME Guarantor will not, and will not permit Borrower to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or a substantial portion of Borrower’s or CME Guarantor’s consolidated assets, as applicable, other than, in the case of Borrower, into another Subsidiary of CME Guarantor (provided that any such merger or consolidation of the Borrower into another Subsidiary of CME Guarantor shall be subject to the following requirements: (i) such Subsidiary shall be organized under the laws of the Netherlands, Bermuda, a jurisdiction located in the United States of America or any other jurisdiction that is approved by each of the Lenders and (ii) the Administrative Agent shall have received, for distribution to the Lenders, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in respect of such Subsidiary, along with such other instruments, documents and opinions (consistent with those delivered on the Signing Date with respect to the Borrower) as the Administrative Agent shall reasonably request in respect of such Subsidiary), or liquidate or dissolve.
SECTION 6.05.    Investments. Guarantor will not, and will not cause or permit any of the Restricted Subsidiaries to, make any Investment (other than any Investment in the ordinary course of the operation of its business) if, before or after giving effect to the commitment thereto on a pro forma basis, an Event of Default shall have occurred and be continuing.
SECTION 6.06.    Restricted Payments. Guarantor will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except Guarantor may (a) declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock and (b) make Restricted Payments so long as after giving effect to the making of such Restricted Payment, no Event of Default shall have occurred and be continuing on a pro forma basis.

SECTION 6.07.    Transactions with Affiliates. Guarantor will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any material transaction with any of its Affiliates, except (a) transactions entered into prior to the date hereof or contemplated by any agreement entered into prior to the date hereof, (b) in the ordinary course of business or at prices and on terms and conditions not less favorable to Guarantor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (c) transactions between or among Guarantor and the Restricted Subsidiaries or between or among Restricted Subsidiaries, (d) any arrangements with officers, directors, representatives or other employees of Guarantor and its Subsidiaries relating specifically to employment as such and (e) transactions that are otherwise permitted by this Agreement.
SECTION 6.08.    Unrestricted Subsidiaries. (a) SCHEDULE 6.08 sets forth those Subsidiaries of Guarantor that have been designated as Unrestricted Subsidiaries as of the Signing Date, which Subsidiaries do not include any Subsidiary Guarantors. Guarantor may designate any other of its Subsidiaries (other than a Subsidiary Guarantor) as Unrestricted Subsidiaries from time to time in compliance with the provisions of this Section 6.08. Guarantor will not designate any of its Subsidiaries as an Unrestricted Subsidiary unless at the time such Subsidiary is designated as an Unrestricted Subsidiary, before and after giving effect to such designation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officers’ Certificate delivered to the Administrative Agent at the time of such designation. Such Officers’ Certificate also shall state the specific purpose for which such designation is being made. All Subsidiaries of Unrestricted Subsidiaries shall be Unrestricted Subsidiaries.
(b)Guarantor may designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary from time to time in compliance with the provisions of this Section 6.08. Guarantor will not designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, unless at the time such Unrestricted Subsidiary is so designated or redesignated as a Restricted Subsidiary, after giving effect to such designation or redesignation on a pro forma basis, no Event of Default shall have occurred and be continuing, as certified in an Officer’s Certificate delivered to the Administrative Agent at the time of such designation or redesignation.
(c)Notwithstanding anything to the contrary above in this Section 6.08, so long as a Lender is also a lender under the Time Warner Credit Agreement, any Officer’s Certificate delivered under the Time Warner Credit Agreement designating or re-designating, as applicable, any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to satisfy the requirements of this Section 6.08 and such Subsidiary shall be an Unrestricted Subsidiary or Restricted Subsidiary, as applicable, for all purposes under this Agreement. Additionally, if a Lender is not also a lender under the Time Warner Credit Agreement, in the event Time Warner delivers to the Administrative Agent a copy of any certificate delivered pursuant to Section 6.08 of the Time Warner Credit Agreement, Time Warner will be deemed to have satisfied the requirements of this Section 6.08. Notwithstanding the foregoing, if, after the Signing Date, any amendment, waiver, consent, amendment and restatement, supplement or other modification of Section 6.08 of the Time Warner Credit Agreement modifies the requirements therein so they are no longer the same as those in this Section 6.08, this paragraph shall not apply.
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur:
(a)Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)any representation or warranty made or deemed made by or on behalf of any Credit Party in any Credit Document or any amendment or modification thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof, shall prove to have been incorrect in any material respect when made or deemed made;
(d)any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.03 (with respect to such Credit Party’s existence) or in Article VI;
(e)any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in the Credit Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to Borrower, CME Guarantor and Guarantor;
(f)Guarantor or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing or a bankruptcy verdict (vonnis van faillietverklaring) under the laws of the Netherlands in respect of Borrower shall be entered;
(i)any Credit Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)any Credit Party or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k)one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 (to the extent not covered by insurance) shall be rendered against Guarantor, any Material Subsidiary or any combination thereof or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with those of any other judgment creditor’s, exceeds $200,000,000) to attach or levy upon any assets of Guarantor or any Material Subsidiary to enforce any such judgment, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal;
(l)an ERISA Event shall have occurred that, when taken together with all other ERISA Events (with respect to which Guarantor has a liability which has not yet been satisfied) that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)except as otherwise permitted by this Agreement, (i) the Time Warner Guarantee shall cease, for any reason, to be in full force and effect with respect to Guarantor or any Subsidiary Guarantor or any such Credit Party shall so assert or (ii) the CME Guarantee shall cease, for any reason, to be in full force and effect with respect to CME Guarantor or CME Guarantor shall so assert;
(n)a Change in Control shall occur; or
(o)an “Event of Default” shall have occurred and be continuing under the Reimbursement Agreement if the Purchase Date has occurred, regardless of whether the “Event of Default” occurred before or after the Purchase Date;
then, and in every such event (other than an event with respect to Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to each of Borrower, CME Guarantor and Guarantor, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and in case of any event with respect to Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
Each bank serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Company or Affiliate thereof as if it were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or, if so specified by this Agreement, all the Lenders) and (c) except as expressly set forth herein and in the other Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all the Lenders, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by CME Guarantor or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered under any Credit Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in the Credit Documents or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message) believed by it to be genuine and to have been signed, sent or otherwise authenticated by a proper Person. An initial list of the respective proper Persons with respect to each of the Credit Parties appears on Schedule 8. Schedule 8 shall not be altered except in writing by a Person appearing thereon (or by a successor to such Person occupying the equivalent office). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon so long as such statement, in the case of a Borrowing Request, complies with the requirements of Section 2.03 in all material respects (it being understood that oral notices of borrowing will be confirmed in writing by Borrower in accordance with Section 2.03). In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (i) the Administrative Agent may be removed by Time Warner at any time after the Purchase Date and (ii) the Administrative Agent may resign at any time by notifying the Lenders and Borrower. Upon any such resignation or removal pursuant to clause (i) above, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor which, so long as no Event of Default is continuing, shall be reasonably acceptable to Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent is removed pursuant to clause (i) above, then the retiring or removed Administrative Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed or retiring (or retired) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Credit Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor; provided that the predecessor Administrative Agent shall pay the unearned portion of any fees paid in advance to either the successor Administrative Agent or Borrower. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their Credit Exposures in effect on the date on which indemnification is sought under this Article VIII (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with their Credit Exposures immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the Loans and all other amounts payable hereunder.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01.    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile or sent by electronic communication (including email and Internet or intranet websites), as follows:

(i)    if to Borrower, to it at:
CME Media Enterprises B.V.
Piet Heinkade 55, Unit G-J
1019GM Amsterdam, Netherlands
Attention:    Managing Director
Facsimile:    + 31 (20) 4231404
with a copy to CME Guarantor and Time Warner (each as set out below)
(ii)    if to CME Guarantor, to it at:
Central European Media Enterprises Ltd.
c/o CME Media Services Ltd.
Kříženeckého náměstí 1078/5
152 00 Prague 5 - Barrandov
Czech Republic
Facsimile:    + 420-242-464-483
Attention:    Legal Counsel
(iii)    if to Time Warner, to it at One Time Warner Center, New York, NY 10019, Attention of Chief Financial Officer (Facsimile No. (212) 484-7175), with copies to (w) its General Counsel (Facsimile No. (212) 484-7167) and its Treasurer (Facsimile No. (212) 484-7151), (x) Stephen Kapner (Facsimile No. (212) 484-7151), (y) Leonel Galvez (Facsimile No. (212) 484-7151) and to (z) CME (as set out above);
(iv)    if to the Administrative Agent, to BNP Paribas, 787 Seventh Avenue, New York, NY 10019, Attention Maria Mulic (Facsimile No. (212) 471-6368; Telephone No. (212) 471-7937; email: maria.mulic@us.bnpparibas.com), with a copy to BNP Paribas, 787 Seventh Avenue, New York, NY 10019, Attention Nicole Rodriguez (Facsimile No. (917) 472-4777; Telephone No. (212) 841-2781; email: nicole.rodriguez@us.bnpparibas.com), and for purposes of payments and matters relating to Loans, to BNP Paribas RCC, Inc., as agent for BNP Paribas, 525 Washington Blvd., Jersey City, New Jersey 07310, Attention: Loan Servicing (Facsimile No. (201) 616-7909); and
(v)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received prior to or during the recipient’s normal business hours.

SECTION 9.02.    Waivers; Amendments; Release of Subsidiary Guarantors. (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower, CME Guarantor or Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower, CME Guarantor, Guarantor and the Required Lenders or by Borrower, CME Guarantor, Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) amend, waive, modify or otherwise change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iii) release CME Guarantor under the CME Guarantee, or subject to paragraph (c) below, release Guarantor or any Subsidiary Guarantor under the Time Warner Guarantee without the written consent of each Lender or (iv) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that, with or without the agreement or consent of the Required Lenders an agreement or agreements may (y) reduce the principal amount of any Loan, reduce the rate of interest thereon or reduce any fees payable hereunder, with (but only with) the written consent of each Lender directly affected thereby or (z) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, with (but only with) the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. It is understood and agreed that Borrower, CME Guarantor or Guarantor shall be permitted to cause additional Affiliates to, directly or indirectly, guarantee Obligations of Borrower without the consent of any Lender or the Administrative Agent.
(c)Any term or provision of any Credit Document to the contrary notwithstanding, a Subsidiary Guarantor shall be automatically released from its obligations under the Time Warner Guarantee, and the guaranty of such Subsidiary Guarantor shall be automatically released, upon receipt by the Administrative Agent of a certificate of a Responsible Officer of Time Warner certifying that such Subsidiary Guarantor has no outstanding Indebtedness For Borrowed Money as of the date of such certificate, other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guaranty. In connection with any such release, the Administrative Agent shall execute and deliver to Time Warner or the applicable Subsidiary Guarantor, at Time Warner’s expense, all documents and shall take all such actions as are reasonably requested by Time Warner to evidence such release and to effect the release of such Subsidiary Guarantor’s guaranties and other obligations contained in the Time Warner Guarantee. The execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by the Administrative Agent.
(d)Notwithstanding any provision herein to the contrary, this Agreement and any Credit Document may be amended to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of Borrower, CME Guarantor, Guarantor and the Administrative Agent; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
SECTION 9.03.    Expenses; Indemnity; Damage Waiver. (a) Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Arrangers, Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or the Lenders, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent the Lenders in connection with the enforcement or protection of its rights in connection with any Credit Document, including its rights under this Section, or in connection with the Loans made, including in connection with any workout, restructuring or negotiations in respect thereof, it being understood that the Administrative Agent, and the Lenders shall use, and Borrower shall only be required to pay such fees, charges and disbursements of, a single counsel, unless (and to the extent) conflicts of interests require the use of more than one counsel.

(b)Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of, or the proposed use of, the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, or any Environmental Liability related in any way to Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee).
(c)To the extent that Borrower fails to pay any amount required to be paid to the Administrative Agent, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s pro rata share (which shall be a percentage equal to the sum of such Lender’s Credit Exposure divided by the sum of the Credit Exposure of all the Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender except in accordance with Section 6.04 (and any attempted assignment or transfer by such Credit Party without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender other than a Conduit Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate, each of Borrower, CME Guarantor, Time Warner and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that, with respect to Borrower, CME Guarantor and Time Warner, such consent shall be deemed to have been given if Borrower or Time Warner, as applicable, has not responded to a proposed assignment within fifteen Business Days following its receipt of notice of such proposed assignment, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the assigning Lender’s Loans, each assignment of Loans shall not be less than an aggregate principal amount of €15,000,000, (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining balance of the assigning Lender’s Loans, the remaining amount of the Loans of the assigning Lender after giving effect to such assignment shall not be less than €15,000,000 unless, in the case of clauses (ii) or (iii), each of Borrower, CME Guarantor, Time Warner and the Administrative Agent otherwise consents, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (v) except in the case of an assignment to an Affiliate of the assigning Lender on or about the Closing Date, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $2,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of Borrower, CME Guarantor or Time Warner otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (h) or (i) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall (i) continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03) and (ii) continue to be subject to the confidentiality provisions hereof. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of Borrower, CME Guarantor, Time Warner or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section.
(c)The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
(d)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)Any Lender other than a Conduit Lender may, without the consent of any Credit Party or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the applicable Credit Party, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first and second provisos to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, any Credit Party agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Credit Party, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(f)A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.16(g) as though it were a Lender.
(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(h)Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.
(i)Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Notwithstanding the preceding sentence and anything to the contrary in the Payment Service Conditions or General Banking Conditions of BNP Paribas (or any of its Affiliates) signed by Borrower, such Payment Service Conditions and General Banking Conditions will not apply to this Agreement. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender or any Affiliate of such Lender that is primarily engaged in commercial banking activities and other indebtedness at any time owing by such Lender to or for the credit or the account of any of the Credit Parties (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all the obligations of any of the Credit Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need‑to‑know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, Borrower, CME Guarantor or Time Warner, as applicable, is given prior notice to the extent such prior notice is permissible under the circumstances and an opportunity to object to such disclosure, (d) to any other party to this Agreement for purposes directly related to the Credit Documents, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Credit Parties containing provisions substantially the same as those of this Section, to any (i) assignee (or Conduit Lender) of or Participant in, or any prospective assignee (or Conduit Lender) of or Participant in, any of its rights or obligations under this Agreement or (ii) counterparty to a hedging agreement relating to the Credit Parties and their obligations (or such contractual counterparty’s professional advisor), (g) with the consent of Borrower, CME Guarantor or Time Warner, as applicable or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Credit Party or its Affiliates. In addition, after this Agreement has been publically disclosed by Borrower, CME Guarantor or Guarantor, the Administrative Agent and any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and any Lender in connection with the administration and management of this Agreement, the other Credit Documents, the Commitments and the Loans. For the purposes of this Section, “Information” means all information received from Borrower, CME Guarantor, Guarantor or their respective Subsidiaries, whether oral or written, relating to Borrower, CME Guarantor, Guarantor, their respective Subsidiaries, and their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Guarantor, CME Guarantor or Borrower; provided that, in the case of information received from one or more of Guarantor, CME Guarantor or Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, including in accordance with Regulation FD as promulgated by the SEC. Borrower agrees to maintain the confidentiality of any information relating to a rate provided by a Reference Bank, except that such information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need‑to‑know basis, (b) as consented to by the applicable Reference Bank, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that in connection with any such requirement by a subpoena or similar legal process, the applicable Reference Bank is given prior notice to the extent such prior notice is permissible under the circumstances, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or (e) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Borrower on a nonconfidential basis from a source other than the Administrative Agent or the applicable Reference Bank or its Affiliates.
SECTION 9.13.    Acknowledgments. Each of Guarantor, CME Guarantor and Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Guarantor, CME Guarantor or Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Guarantor, CME Guarantor or Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Guarantor, CME Guarantor and Borrower and the Lenders.
SECTION 9.14.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to either the Administrative Agent or any Lender hereunder or under any other Credit Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally adjudged to be due to the Administrative Agent or such Lender in the Agreement Currency (as converted on the date of final judgment), Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally adjudged to be due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law). The obligations of Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.15.    USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.
SECTION 9.16.    Guarantor Payment. Notwithstanding anything to the contrary contained herein, any payment due by Borrower under this Agreement may be made, but shall not be required to be made, by CME Guarantor or Guarantor on behalf of Borrower; provided that nothing in this Section 9.16 shall affect or limit the obligations of CME Guarantor under the CME Guarantee or Guarantor and the Subsidiary Guarantors under the Time Warner Guarantee.
SECTION 9.17.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:    (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

CME MEDIA ENTERPRISES B.V., as Borrower
By:    /s/ Alphons van Spaendonck
Name: Alphons van Spaendonck
Title: Managing Director
By:    /s/ Pan-Invest B.V.
Name: Pan-Invest B.V.
Represented by: G. van den Berg
Title: Managing Director

Signature Page to Credit Agreement

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., as CME Guarantor
By:    /s/ David Sturgeon
Name: David Sturgeon
Title: Chief Financial Officer

Signature Page to Credit Agreement

TIME WARNER INC., as Guarantor
By:    /s/ Edward B. Ruggiero
Name: Edward B. Ruggiero
Title: Senior Vice President & Treasurer

Signature Page to Credit Agreement

BNP PARIBAS, as Administrative Agent and as Lender
By:    /s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director
By:    /s/ Gregoire Poussard
Name: Gregoire Poussard
Title: Vice President

Signature Page to Credit Agreement

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender
By:    /s/ Bruno Pezy
Name: Bruno Pezy
Title: MD
By:    /s/ Antonio Cosma
Name: Antonio Cosma
Title: MD

Signature Page to Credit Agreement

MIZUHO BANK, LTD., as Lender
By:    /s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Authorized Signatory

Signature Page to Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender
By:    /s/ Matthew Antioco
Name: Matthew Antioco
Title: Vice President

Signature Page to Credit Agreement

SOCIÉTÉ GENERALE, as Lender
By:    /s/ Cecile Oseredczuk
Name: Cecile Oseredczuk
Title: Director

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Lender
By:    /s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

Signature Page to Credit Agreement

Schedule 2.01
COMMITMENTS

Lender	Commitment
BNP Paribas	€ 78,133,333.35
Credit Agricole Corporate and Investment Bank	€ 78,133,333.33
Mizuho Bank, Ltd.	€ 78,133,333.33
Société Generale	€ 78,133,333.33
Sumitomo Mitsui Banking Corporation	€ 78,133,333.33
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	€ 78,133,333.33
TOTAL	€ 468,800,000

SCHEDULE 2.03(A)

Loan Type:	A borrowing notice (pursuant and subject to Section 2.03, as applicable) must be given not later than:	Prepayment notice (pursuant to Section 2.10) must be given not later than:
LOANS
Any Eurocurrency Borrowing	9:00 a.m. New York City time three Business Days before the date of the proposed Borrowing.	12:00 p.m. New York City time three Business Days (or such shorter period of time as reasonably acceptable to the Administrative Agent) before the date of prepayment.

SCHEDULE 6.08
UNRESTRICTED SUBSIDIARIES

1.	TW Receivables, Inc.

2.	Sellers, LLC

3.	Witty, LLC

4.	281, LLC

5.	Conspire, LLC

6.	Stormy, LLC

7.	Bandy, LLC

8.	Umbria, LLC

9.	LIS Distribution, Inc.

10.	Love and War Distribution, Inc.

11.	Starter, LLC

12.	Like It, LLC

SCHEDULE 8
LIST OF PROPER PERSONS

In the case of Borrower:

David Sturgeon	Managing Director
Alphons van Spaendonck	Managing Director
Pan-Invest B.V.	Managing Director

In the case of CME Guarantor:

David Sturgeon	Chief Financial Officer
Sanjay Prasad	Deputy Chief Financial Officer

In the case of Guarantor and the Subsidiary Guarantors:

Name	Title
Howard M. Averill	Executive Vice President and Chief Financial Officer
Edward B. Ruggiero	Senior Vice President and Treasurer
Daniel J. Happer*	Vice President and Assistant Treasurer
Stephen N. Kapner*	Vice President and Assistant Treasurer
Eric Schott*	Vice President and Assistant Treasurer

* The Administrative Agent may act upon verbal instructions with respect to Guarantor and the Subsidiary Guarantors from Mr. Happer, Mr. Kapner or Mr. Schott, which will be followed by written confirmation from one of the other above-named officers.

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement, dated as of February 19, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CME MEDIA ENTERPRISES B.V., CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., TIME WARNER INC., the Lenders party thereto and BNP PARIBAS, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to the amount set forth on Schedule 1 hereto for the Commitments and Credit Exposure of the Assignor on the Effective Date of this Assignment and Acceptance.
2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Guarantor or Borrower, any of their Affiliates or any other obligor or the performance or observance by Borrower, any of its Affiliates or any other obligor of any of its respective obligations under the Credit Agreement or any other Credit Documents or any other instrument or document furnished pursuant hereto or thereto.
3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent (and Time Warner, to the extent required by Section 9.04(b) of the Credit Agreement) for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent). The Administrative Agent shall keep records of this Assignment and Acceptance in accordance with Section 9.04(d) of the Credit Agreement.
5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
7. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance with respect to the
Credit Agreement, dated as of February 19, 2016,
__________________________________
among CME MEDIA ENTERPRISES B.V., CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., TIME WARNER INC., the Lenders party thereto and BNP PARIBAS, as administrative agent (in such capacity, the “Administrative Agent”)
Name of Assignor: _______________________
Name of Assignee: _______________________
Effective Date of Assignment: _________________

Amount of Credit Exposure Assigned
€_____________________
[Name of Assignee]	[Name of Assignor]
By:______________________________ Title:	By:______________________________ Title:

2

Accepted for Recordation in the Register:
BNP PARIBAS, as Administrative Agent
By:______________________________ Title:

Required Consents (if any):
[TIME WARNER INC.
By:______________________________ Title:]
[CME MEDIA ENTERPRISES B.V.
By:______________________________ Title:]
[CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
By:______________________________ Title:]

EXHIBIT B
FORM OF TIME WARNER GUARANTEE

GUARANTEE, dated as of February 19, 2016 (as amended, supplemented or otherwise modified from time to time, this “Guarantee”), made by TIME WARNER INC., a Delaware corporation (“Time Warner”), HISTORIC TW INC., a Delaware corporation (“Historic TW”), TURNER BROADCASTING SYSTEM, INC., a Georgia corporation (“TBS”), and HOME BOX OFFICE, INC., a Delaware corporation (“HBO”) (each, a “Guarantor”, and collectively, the “Guarantors”), in favor of BNP PARIBAS, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) party to the Credit Agreement, dated as of February 19, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CME MEDIA ENTERPRISES B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands and with its corporate seat in Amsterdam, the Netherlands (“CME BV”), CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., an exempted limited company incorporated under the laws of Bermuda (“CME”), Time Warner, the Lenders and the Administrative Agent.
W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans (as defined below) to Borrower (as defined below) upon the terms and subject to the conditions set forth therein;
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders;
WHEREAS, each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Guarantee may reasonably be expected to benefit Guarantor, directly or indirectly, and be in the interest of such Guarantor; and
WHEREAS, this Guarantee is the 2016 Third Party Credit Agreement Guarantee contemplated by the Reimbursement Agreement.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans to Borrower under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(a)    As used herein, “Borrower” means CME BV (or a successor or assign permitted pursuant to Section 9.04 of the Credit Agreement).

(b)    As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of Borrower to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement or any other Credit Document, in each case (x) whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and the Lenders that are required to be paid by Borrower pursuant to the terms of the Credit Agreement or any other Credit Document), and (y) whether or not allowed or allowable in any insolvency proceeding involving Borrower.
(c)    As used herein, “Historic TW Obligations” has the meaning assigned to such term in Section 2(c) of this Guarantee.
(d)    As used herein, “Indebtedness For Borrowed Money” of any Person, means, for the purpose of Section 16, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.
(e)    As used herein, “Subsidiary Guarantor” means each of Historic TW, HBO and TBS.
(f) As used herein, “Time Warner Obligations” has the meaning assigned to such term in Section 2(b) of this Guarantee.
(g)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.
(h)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
2. Guarantee.
(a)    Time Warner hereby unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
(b)    Historic TW hereby unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Time Warner when due (whether at the stated maturity, by acceleration or otherwise) of its obligations and liabilities under this Guarantee (the “Time Warner Obligations”), including under Section 2(a) hereof.

(c)    Each of TBS and HBO hereby, jointly and severally, unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Historic TW when due (whether at the stated maturity, by acceleration or otherwise) of its obligations and liabilities under this Guarantee (the “Historic TW Obligations”), including under Section 2(b) hereof.
(d)    Notwithstanding anything herein to the contrary, no payment under this Guarantee in respect of any Obligation, Time Warner Obligation or Historic TW Obligation shall be due and payable until three Business Days after the Obligation has become due and payable under the Credit Agreement (or would have become due and payable under the Credit Agreement absent the imposition of the automatic stay under Section 362 of the United States Bankruptcy Code).
(e)    This Guarantee shall remain in full force and effect until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.
(f)    Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.
(g)    Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable Federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 3 hereof).
(h)    No payment or payments made by Borrower, any of the Guarantors or any other Person or received or collected by the Administrative Agent or any Lender from Borrower, any of the Guarantors, or any other Person by virtue of any action or proceeding or any setoff or appropriation or payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder who shall, notwithstanding any such payment or payments (other than payments made by such Guarantor in respect of the Obligations, Time Warner Obligations or Historic TW Obligations or payments received or collected from such Guarantor in respect of the Obligations, Time Warner Obligations or Historic TW Obligations), remain liable for, in the case of Time Warner, the Obligations, in the case of Historic TW, the Time Warner Obligations and, in the case of TBS and HBO, the Historic TW Obligations, up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.
(i)    This Guarantee shall terminate at the election of the Administrative Agent following the purchase of the Loans by Time Warner or any of its Affiliates on the Purchase Date pursuant to Section 2.18(c) of the Credit Agreement.
3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

4. Right of Setoff. (a) Time Warner hereby authorizes each Lender at any time and from time to time when any amounts owed by Borrower under the Credit Agreement are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Time Warner (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of Time Warner to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment. Each Lender shall notify Time Warner promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
(b)    Historic TW hereby authorizes each Lender at any time and from time to time when any amounts owed by Time Warner under this Guarantee are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Historic TW (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of Historic TW to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment. Each Lender shall notify Historic TW promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
(c)    Each of TBS and HBO hereby authorizes each Lender at any time and from time to time when any amounts owed by Historic TW under this Guarantee are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either TBS or HBO (other than indebtedness related to commercial advertising and marketing arrangements entered into in the ordinary course of business) against any of and all of the obligations of TBS or HBO, as applicable, to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment. Each Lender shall notify TBS and/or HBO, as the case may be, promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

5. No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder, or any setoff or application of funds of any Guarantor by any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, Time Warner Obligations or Historic TW Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor, and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations, Time Warner Obligations and Historic TW Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations, Time Warner Obligations and Historic TW Obligations continued, (b) the Obligations, Time Warner Obligations and/or Historic TW Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, (c) the Credit Agreement and any other Credit Document may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations, Time Warner Obligations and/or Historic TW Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

7. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations, Time Warner Obligations and/or Historic TW Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between Borrower or any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or any Guarantor with respect to the Obligations, Time Warner Obligations or Historic TW Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not of collection without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations, Time Warner Obligations or Historic TW Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower or any other Person against the Administrative Agent or any Lender, (c) whether or not any of the Obligations, Time Warner Obligations or Historic TW Obligations are from time to time reduced, or extinguished (other than pursuant to Section 2(e) above), whether or not recovery may be or hereafter become barred by any statute of limitations or otherwise, and despite any arrangement or composition entered into in connection with any bankruptcy or other proceeding or (d) any other circumstance whatsoever (with or without notice to or knowledge of Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower from the Obligations, of Time Warner from the Time Warner Obligations or of Historic TW from the Historic TW Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making a demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations, Time Warner Obligations or Historic TW Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, any such other Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower, any such other Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations, Time Warner Obligations or Historic TW Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of Borrower’s or any Guarantor’s property, or otherwise, all as though such payments had not been made.
9. Payments. Each Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in the applicable Currency at the office of the Administrative Agent as designated by the Administrative Agent.

10. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Borrower thereunder, each Subsidiary Guarantor hereby represents and warrants to the Administrative Agent and each Lender that the representations and warranties set forth in Article III of the Credit Agreement as they relate to such Subsidiary Guarantor or to the Credit Documents to which such Subsidiary Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct as of the date hereof, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein (it being understood that any representation or warranty set forth in Article III of the Credit Agreement that is qualified by a reference to Time Warner and its Subsidiaries or Restricted Subsidiaries taken as a whole shall not be deemed to apply to the Subsidiary Guarantor individually).
11. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and any or all of the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
12. Notices. All notices, requests and demands to or upon the Administrative Agent, any Lender or any Guarantor shall be effected in the manner provided in Section 9.01 of the Credit Agreement; any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 hereto.
13. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14. Integration. This Guarantee and the other Credit Documents represent the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by any Guarantor, the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents.
15. Amendments in Writing. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the applicable Guarantor and the Administrative Agent; provided that any right, power or privilege of the Administrative Agent or the Lenders arising under this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent; provided further that no such amendment or waiver shall release any Guarantor from its obligations hereunder without the written consent of each Lender.
16. Release of Subsidiary Guarantors. Any term or provision of any Credit Document to the contrary notwithstanding, a Subsidiary Guarantor shall be automatically released from its obligations under this Guarantee, and the guarantee of such Subsidiary Guarantor shall be automatically released, upon receipt by the Administrative Agent of a certificate of a Responsible Officer of Time Warner certifying that such Subsidiary Guarantor has no outstanding Indebtedness For Borrowed Money as of the date of such certificate, other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee. In connection with any such release, the Administrative Agent shall execute and deliver to Time Warner or the applicable Subsidiary Guarantor, at Time Warner’s expense, all documents and shall take all such actions as are reasonably requested by Time Warner to evidence such release and to effect the release of such Subsidiary Guarantor’s guarantees and other obligations contained in the Guarantee. The execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by the Administrative Agent.

17. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
18. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
19. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.
20. Enforcement Expenses; Indemnity. (a) Each Guarantor agrees, jointly and severally, to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under this Guarantee or otherwise enforcing or protecting any rights under this Guarantee and the other Credit Documents to which such Guarantor is a party, including, without limitation, the reasonable fees, charges and disbursements of any counsel for the Lenders and the Administrative Agent, as and to the extent provided in Section 9.03 of the Credit Agreement.
(b) Time Warner shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the Credit Agreement, (ii) any Loan or the use of, or the proposed use of, the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Guarantor, or any Environmental Liability related in any way to any Guarantor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee).
21. Appointment of Time Warner as Agent. Each of Historic TW, TBS and HBO hereby irrevocably appoints Time Warner to act on its behalf as agent (in such capacity the “Agent”) under the Reimbursement Agreement and the other Reimbursement Documents (as defined in the Reimbursement Agreement) and authorizes the Agent to take such actions on its behalf, and exercise such rights and remedies on its behalf, as Time Warner deems necessary under the Reimbursement Agreement and other Reimbursement Documents. Time Warner hereby accepts such appointment to so act as Agent on behalf of each of Historic TW, TBS and HBO. For the avoidance of doubt, this Section shall not affect in any manner the obligations of the Guarantors under this Guarantee or the rights and remedies of the Administrative Agent and the Lenders under this Guarantee.
22. Counterparts. This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts (including by facsimile or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23. Acknowledgements.
Each Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any other Credit Document, and the relationship between any or all of the Guarantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.
24. GOVERNING LAW. THIS GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
25. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 12 of this Guarantee. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.
26. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

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IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

TIME WARNER INC.
By:
Name:	Edward B. Ruggiero
Title:	Senior Vice President & Treasurer

HISTORIC TW INC.
By:
Name:	Edward B. Ruggiero
Title:	Senior Vice President & Treasurer

TURNER BROADCASTING SYSTEM, INC.
By:
Name:	Edward B. Ruggiero
Title:	Senior Vice President & Assistant Treasurer

HOME BOX OFFICE, INC.
By:
Name:	Edward B. Ruggiero
Title:	Senior Vice President & Assistant Treasurer

SCHEDULE 1

Addresses for Notices
TIME WARNER INC.
One Time Warner Center
New York, NY 10019
Attention: Chief Financial Officer
Facsimile No. (212) 484-7175
Attention: General Counsel
Facsimile No.    (212) 484-7167
Attention: Treasurer
Facsimile No. (212) 484-7151
Attention: Stephen Kapner
Facsimile No. (212) 484-7151
Attention: Leonel Galvez
Facsimile No. (212) 484-7151

HISTORIC TW INC.
One Time Warner Center
New York, NY 10019
Attention: Treasurer
Facsimile No.    (212) 484-7151
Attention: General Counsel
Facsimile No.    (212) 484-7167
TURNER BROADCASTING SYSTEM, INC.
1 CNN Center
Atlanta, GA 30348
Attention: Chief Financial Officer
Facsimile No.    (404) 827-4069
Attention: General Counsel
Facsimile No. (404) 827-2381

With a copy to Time Warner at its address set forth above.

HOME BOX OFFICE, INC.
1100 Avenue of the Americas
New York, NY 10036
Attention: Chief Financial Officer
Facsimile No.    (212) 364-4009
Attention: General Counsel
Facsimile No.    (212) 364-4656

With a copy to Time Warner at its address set forth above.

EXHIBIT C
FORM OF CME GUARANTEE

GUARANTEE, dated as of February 19, 2016 (as amended, supplemented or otherwise modified from time to time, this “Guarantee”), made by CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., an exempted limited company incorporated under the laws of Bermuda (the “CME Guarantor”) in favor of BNP PARIBAS, as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) party to the Credit Agreement, dated as of February 19, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the CME Guarantor, CME MEDIA ENTERPRISES B.V., a private company with limited liability incorporated under the laws of the Netherlands (“CME BV”), as borrower, TIME WARNER INC., a Delaware corporation (“Time Warner”), as a guarantor, the Lenders and the Administrative Agent.
W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans (as defined below) to Borrower (as defined below) upon the terms and subject to the conditions set forth therein;
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Loans to Borrower under the Credit Agreement that the CME Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Lenders; and
WHEREAS, the CME Guarantor has determined that its execution, delivery and performance of this Guarantee may reasonably be expected to benefit the CME Guarantor, directly or indirectly, and be in the interest of the CME Guarantor.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans to Borrower under the Credit Agreement, the CME Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:
1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(a)    As used herein, “Borrower” means CME BV (or a successor or assign permitted pursuant to Section 9.04 of the Credit Agreement).
(b)    As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of Borrower to the Administrative Agent and the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement or any other Credit Document, in each case (x) whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and the Lenders that are required to be paid by Borrower pursuant to the terms of the Credit Agreement or any other Credit Document), and (y) whether or not allowed or allowable in any insolvency proceeding involving Borrower.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
2. Guarantee.
(a)    The CME Guarantor hereby unconditionally, irrevocably and absolutely guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
(b)    This Guarantee shall remain in full force and effect until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.
(c)    The CME Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guarantee for such purpose.
(d)    Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of the CME Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by the CME Guarantor under applicable laws relating to the insolvency of debtors.
(e)    No payment or payments made by Borrower, the CME Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from Borrower, the CME Guarantor, or any other Person by virtue of any action or proceeding or any setoff or appropriation or payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the CME Guarantor hereunder who shall, notwithstanding any such payment or payments (other than payments made by the CME Guarantor in respect of the Obligations or payments received or collected from the CME Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of the CME Guarantor hereunder until the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated.
3. Right of Setoff. The CME Guarantor hereby authorizes each Lender at any time and from time to time when any amounts owed by Borrower under the Credit Agreement are due and payable and have not been paid (taking into account any applicable grace periods), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the CME Guarantor against any of and all of the obligations of the CME Guarantor to such Lender hereunder now or hereafter existing under the Credit Agreement or any other Credit Document whether or not such Lender has made any demand for payment. Each Lender shall notify the CME Guarantor promptly of any such setoff and the application made by such Lender of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

4. No Subrogation. Notwithstanding any payment or payments made by the CME Guarantor hereunder, or any setoff or application of funds of the CME Guarantor by any Lender, the CME Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the CME Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower in respect of payments made by the CME Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by Borrower on account of the Obligations are paid in full and the Lenders’ commitments, if any, to make Loans under the Credit Agreement are terminated. If any amount shall be paid to the CME Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the CME Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the CME Guarantor, and shall, forthwith upon receipt by the CME Guarantor, be turned over to the Administrative Agent in the exact form received by the CME Guarantor (duly indorsed by the CME Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
5. Amendments, etc. with Respect to the Obligations; Waiver of Rights. The CME Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the CME Guarantor, and without notice to or further assent by the CME Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, (b) the Obligations or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, (c) the Credit Agreement and any other Credit Document may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

6. Guarantee Absolute and Unconditional. The CME Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between Borrower or the CME Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The CME Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Borrower or the CME Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not of collection without regard to (a) the validity, regularity or enforceability of the Credit Agreement or any other Credit Document, any of the Obligations, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Borrower or any other Person against the Administrative Agent or any Lender, (c) whether or not any of the Obligations are from time to time reduced, or extinguished (other than pursuant to Section 2(b) above), whether or not recovery may be or hereafter become barred by any statute of limitations or otherwise, and despite any arrangement or composition entered into in connection with any bankruptcy or other proceeding or (d) any other circumstance whatsoever (with or without notice to or knowledge of Borrower or the CME Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Borrower from the Obligations or of the CME Guarantor under this Guarantee, in bankruptcy or in any other instance. When making a demand hereunder or otherwise pursuing its rights and remedies hereunder against the CME Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Borrower, the CME Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Borrower, the CME Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Borrower, the CME Guarantor or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the CME Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the CME Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or the CME Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or the CME Guarantor or any substantial part of Borrower’s or the CME Guarantor’s property, or otherwise, all as though such payments had not been made.
8. Payments. The CME Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in the applicable Currency at the office of the Administrative Agent as designated by the Administrative Agent.
9. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Borrower thereunder, the CME Guarantor hereby represents and warrants to the Administrative Agent and each Lender that the representations and warranties set forth in Article III of the Credit Agreement as they relate to the CME Guarantor or to the Credit Documents to which the CME Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct as of the date hereof, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein.

10. Authority of Administrative Agent. The CME Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the CME Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and the CME Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.
11. Notices. All notices, requests and demands to or upon the Administrative Agent, any Lender or the CME Guarantor shall be effected in the manner provided in Section 9.01 of the Credit Agreement; any such notice, request or demand to or upon the CME Guarantor shall be addressed to the CME Guarantor at its notice address as provided in Section 9.01 of the Credit Agreement.
12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13. Integration. This Guarantee and the other Credit Documents represent the agreement of the CME Guarantor with respect to the subject matter hereof and there are no promises or representations by the CME Guarantor, the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Credit Documents.
14. Amendments in Writing. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the CME Guarantor and the Administrative Agent; provided that any right, power or privilege of the Administrative Agent or the Lenders arising under this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent; provided further that no such amendment or waiver shall release the CME Guarantor from its obligations hereunder without the written consent of each Lender.
15. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
16. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
17. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of the CME Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that the CME Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.
18. Enforcement Expenses; Indemnity.

(a)    The CME Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against the CME Guarantor under this Guarantee or otherwise enforcing or protecting any rights under this Guarantee and the other Credit Documents to which the CME Guarantor is a party, including, without limitation, the reasonable fees, charges and disbursements of any counsel for the Lenders and the Administrative Agent, as and to the extent provided in Section 9.03 of the Credit Agreement.
(b) The CME Guarantor shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Documents or any agreement or instrument contemplated thereby, the performance by the CME Guarantor of its obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the Credit Agreement, (ii) any Loan or the use of, or the proposed use of, the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the CME Guarantor, or any Environmental Liability related in any way to the CME Guarantor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee).
19. Acknowledgements. The CME Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Guarantee;
(b)    none of the Administrative Agent, Time Warner nor any Lender has any fiduciary relationship with or duty to the CME Guarantor arising out of or in connection with this Guarantee or any other Credit Document, and the relationship between the CME Guarantor, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the CME Guarantor and the Lenders.
20. GOVERNING LAW. THIS GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
21. Jurisdiction; Consent to Service of Process.
(a) The CME Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and the CME Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The CME Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    The CME Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in paragraph (a) of this Section. The CME Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    The CME Guarantor irrevocably consents to service of process in the manner provided for notices in Section 11 of this Guarantee. Nothing in this Guarantee will affect the right of any party to this Guarantee to serve process in any other manner permitted by law.
22. WAIVER OF JURY TRIAL. THE CME GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
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IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
By:
Name: David Sturgeon
Title: Chief Financial Officer